EXHIBIT 2


                             ACQUISITION AGREEMENT

                                       BY
                                      AND
                                     AMONG


                    THE RESTAURANT ENTERPRISES GROUP, INC.,

       APOLLO ADVISORS, L.P., ON BEHALF OF ONE OR MORE MANAGED ENTITIES,
                         GREEN EQUITY INVESTORS, L.P.,
                              FOODMAKER, INC., AND
                                CHI-CHI'S, INC.





                          DATED AS OF OCTOBER 15, 1993

                               TABLE OF CONTENTS

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                                                                                                                     Page No.
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
SECTION 1.       DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

SECTION 2.       PURCHASE AND SALE OF SECURITIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         2.1     Stock Acquisition; Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         2.2     Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         2.3     Purchaser's Representations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         2.4     Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

SECTION 3.       CLOSING CONDITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         3.1     Conditions to Investor Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 3.1.1       Opinions of Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 3.1.2       Officers' Certificates   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 3.1.3       Consummation of the Prepackaged Plan   . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 3.1.4       Completion of Other Transactions   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 3.1.5       Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 3.1.6       Bankruptcy; Insolvency; etc.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 3.1.7       Representations and Warranties True; Compliance with Agreements  . . . . . . . . . . . . .  13
                 3.1.8       Consents and Permits   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 3.1.9       No Material Change   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 3.1.10      Purchase Permitted by Applicable Laws; Legal Investment  . . . . . . . . . . . . . . . . .  14
         3.2     Conditions to the Obligations of the REG Entities  . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 3.2.1       Consummation of the Prepackaged Plan   . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 3.2.2       Sale of Shares; Consummation of the Merger   . . . . . . . . . . . . . . . . . . . . . . .  14
                 3.2.3       Investors' Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . .  14
                 3.2.4       Consents and Permits   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

SECTION 4.       REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         4.1     Organization, Standing and Qualification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         4.2     Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         4.3     Authorization of Agreement and Other Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         4.4     Disclosure Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         4.5     Reorganization Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         4.6     No Violation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         4.7     Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         4.8     Financial Statements; Full Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         4.9     Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         4.10    Conflicts of Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         4.11    Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         4.12    Labor Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         4.13    Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         4.14    ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         4.15    Governmental Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         4.16    Title to Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         4.17    Governmental Regulations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         4.18    Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         4.19    Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         4.20    Conduct of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22


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
SECTION 5.       REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         5.1     Organization, Standing and Qualification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         5.2     Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         5.3     Authorization of Agreement and Other Docume. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         5.4     Investment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         5.5     Disclosure Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         5.6     No Violation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         5.7     Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         5.8     Financial Statements; Full Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         5.9     Suppliers; Franchisees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         5.10    Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         5.11    Conflicts of Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         5.12    Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         5.13    Labor Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         5.14    Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         5.15    ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         5.16    Governmental Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         5.17    Title to Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         5.18    Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         5.19    Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         5.20    Conduct of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

SECTION 6.       CERTAIN COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         6.1     Access to Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         6.2     No Solicitations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         6.3     No Dilution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         6.4     Conduct of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         6.5     Reorganization Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         6.6     Certain Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         6.7     Securities Act; Trust Indenture Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         6.8     Other Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

SECTION 7.       INDEMNIFICATION AND CONTRIBUTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         7.1     Investor Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

SECTION 8.       TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         8.1     Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         8.2     Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

SECTION 9.       MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         9.1     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         9.2     Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         9.3     Amendment and Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         9.4     Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         9.5     Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         9.6     Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         9.7     Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         9.8     Attorneys' Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         9.9     Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37





                                      ii

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
         9.10    Legend . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         9.11    Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         9.12    Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         9.13    Third Party Beneficiary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         9.14    Equitable Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

                             EXHIBITS AND SCHEDULES

(Exhibits and Schedules to the Acquisition Agreement are not included. Foodmaker agrees to furnish supplementally a copy of any Exhibit or Schedule to the Acquisition Agreement to the Commission upon request.)

EXHIBITS:

Exhibit A         Credit Facility Commitment Letter

Exhibit B         Foodmaker Warrant

Exhibit C         Kasumi Agreement

Exhibit D         Lease Indemnification Agreement

Exhibit E         Merger Agreement

Exhibit F         Prepackaged Plan

Exhibit G         Shareholders' Agreement


SCHEDULES

Schedule 1(a)     Chi-Chi's Payments to Foodmaker.
Schedule 4.1      REG Subsidiaries.
Schedule 4.2      Indebtedness of the Company.
Schedule 4.9      Intellectual Property.
Schedule 4.12     Labor Matters.
Schedule 4.16     Liens.
Schedule 5.1      Chi-Chi's Subsidiaries.
Schedule 5.2      Indebtedness of Chi-Chi's.
Schedule 5.13     Labor Matters.
Schedule 5.17     Liens.
Schedule 5.18     Brokers.
Schedule 6.4(b)   Conduct of Business-REG Restaurants.
Schedule 6.4(c)   Conduct of Business-Chi-Chi's Restaurants.
Schedule 6.4(d)   Conduct of Business-Employment Agreements.

                             ACQUISITION AGREEMENT


         This ACQUISITION AGREEMENT (the "Agreement"), dated as of October 15, 1993, is made by and among THE RESTAURANT ENTERPRISES GROUP, INC., a Delaware corporation (the "Company"), APOLLO ADVISORS, L.P., on behalf of one or more managed entities, or its designees ("APOLLO"), GREEN EQUITY INVESTORS, L.P. or its designees ("GEI" and, together with APOLLO, the "Purchasers"), FOODMAKER, INC., a Delaware corporation ("Foodmaker"), and CHI-CHI'S, INC., a Delaware corporation and wholly owned subsidiary of Foodmaker ("Chi-Chi's," and, together with Foodmaker, the "Foodmaker Entities").

         WHEREAS, subject to the terms and conditions hereof, the Purchasers desire to purchase from the Company and the Company desires to sell to the Purchasers certain securities of the Company as hereinafter described; and

         WHEREAS, subject to the terms and conditions hereof, the Company and Foodmaker desire to merge Merger Sub (as defined below) with and into Chi-Chi's (the "Merger"); and

         WHEREAS, the Board of Directors of each of the Company and REG-M Corp., a Delaware corporation and wholly owned Subsidiary of the Company ("REG-M"), has determined to (i) file a petition for reorganization relief under Chapter 11 of title 11 of the United States Code (the "Bankruptcy Code"); and (ii) file and seek confirmation of the Prepackaged Plan (as defined below) using the acceptances of the Prepackaged Plan received by the Company and REG-M pursuant to the Prepackaged Plan Solicitation (as defined below);

         NOW, THEREFORE, the parties hereby agree as follows:

SECTION 1.       DEFINITIONS

         (a) As used in this Agreement, the following terms shall have the following meanings:

         Affiliate: An "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

         Applicable Agreement: With respect to any Person, any bond, debenture, note or any other evidence of indebtedness, indenture, mortgage, deed of trust, lease, contract, agreement, license or instrument to which such Person or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound.

         Applicable Employment Law: Any Applicable Law governing or respecting employment or the termination thereof, employment practices, terms and conditions of employment, wages, hours of work, occupational safety and health, or discriminatory, wrongful or tortious conduct in connection with the employment relationship.

         Applicable Law: Any law, statute, ordinance, judgment, injunction, decree, writ, regulation, interpretation, rule or order of any court or Governmental Authority, and any other governmental restrictions or requirements, including (without limitation) pursuant to any permit or license in effect on or prior to the Closing Date.

         Audit: Any audit, assessment or other examination relating to Taxes by any taxing authority or any judicial or administrative proceedings relating to Taxes.

         Audited Financial Statements: (a) With respect to the Company, the audited consolidated financial statements, together with the notes thereto, of the Company included in the Disclosure Statement and (b) with respect to Chi-Chi's, the audited consolidated financial statements, together with the notes thereto, of Chi-Chi's included in the Disclosure Statement.

         Benefit Plan: With respect to any Person, an employee benefit plan (as defined in Section 3(3) of ERISA) maintained or contributed to by such Person or any ERISA Affiliate of such Person or with respect to which such Person or its ERISA Affiliate has an obligation or liability other than a Multiemployer Plan.

         Business Day: A day that is not a Saturday, a Sunday or a day on which banking institutions in the State of California or New York are not required to be open.

         Charter Documents: With respect to any Person, the articles or certificate of incorporation and by-laws, partnership agreement or other organizational documents of such Person.

         Chi-Chi's Payment: The total amount of any payments made by Chi-Chi's and its Subsidiaries to Foodmaker and any of its affiliates (other than Chi-Chi's and its Subsidiaries) during the period commencing on July 5, 1993 and ending on the Closing Date, including, without limitation, (i) any dividend, distribution or other payment on capital stock, (ii) any payment to acquire or retire capital stock, (iii) any payment of principal or interest in respect of any intercompany indebtedness, (iv) any payments by Chi-Chi's to Foodmaker for goods or services, including, without limitation, any payments to Foodmaker in its capacity as the primary supplier of Chi-Chi's, or otherwise and (v) any payment of principal or interest in respect of any indebtedness of Chi-Chi's.

         Chi-Chi's Permitted Amount:   For the period commencing on July 5,
1993 and ending on the Closing Date, the total amount of:  (i) $3 million, plus
(ii) Chi-Chi's EBITDA, plus (iii) the invoiced amount of shipments to Chi-Chi's by Foodmaker in its capacity as the primary supplier of Chi-Chi's, plus (iv) the amount of any payments made by Chi-Chi's to Foodmaker with respect to insurance premiums or 401(k) plan contributions that reduce accrued expenses (as set forth on Schedule 1(a)), less (v) the amount of any capital expenditures, including, without limitation, any purchase or acquisition of any business, property or assets, or the refurbishment, remodelling or replacement of any property or assets, other than the purchase of inventory consistent with past normal business practice.

         Code:  The Internal Revenue Code of 1986, as amended.

         Commission:  The Securities and Exchange Commission.

         Credit Facility: The Credit Facility to be entered into on or before the Closing Date by and among the Company, REG-M, certain other Subsidiaries of the Company and the lenders party thereto, substantially on the terms set forth in Exhibit A hereto.

         DOL: The United States Department of Labor or any similar state agency.

         Disclosure Documents:  Collectively, (i) the Disclosure Statement and
(ii) the Registration Statement.

         Disclosure Statement: The Disclosure Statement relating to the Prepackaged Plan Solicitation, including (without limitation) all amendments, supplements and appendices thereto and the ballots and other instruments delivered in connection with the Prepackaged Plan Solicitation.

         Documents: All documents necessary to consummate the transactions contemplated by the Restructuring Agreement, including without limitation the Restructuring Agreement, this Agreement, the Merger Agreement, the

Credit Facility and the New Indenture, and any documents or instruments contemplated by or executed in connection with any of them or the transactions contemplated thereby.

         EBITDA:  With respect to any Person, earnings (loss) before gain
(loss) on disposition of properties, interest, taxes, depreciation and amortization.

         Employee Stock Purchase: The purchase of a number of shares of New Common Stock (at $160 per share) by employees of the Company on the Closing Date, which number shall be acceptable to each of the Investors but shall not exceed 37,500 Shares without the prior written consent of the Company and the Investors.

         Environmental Claim: Any claim, action, cause of action, investigation or notice (written or oral) by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of or resulting from (a) the presence, or release into the environment, of any Materials of Environmental Concern at any location, whether or not owned or operated by the Company or any of its Subsidiaries, or (b) any violation of any Environmental Law.

         Environmental Law: Any and all Applicable Laws relating to pollution or the protection of human health or the environment or to emissions, discharges, releases or threatened releases of any Materials of Environmental Concern into the environment (including without limitation ambient air, surface water, ground water, or land), or otherwise relating to the manufacture, processing, distribution, generation, treatment, storage, disposal, transport or handling of any Materials Environmental Concern.

         EEOC: The United States Equal Employment Opportunity Commission or any similar state agency.

         Equity Securities:  The Shares and the Foodmaker Warrant.

         ERISA: The Employee Retirement Income Security Act of 1974, as amended.

         ERISA Affiliate: With respect to any Person, any other Person that is a member of such Person's controlled group, or under common control with such Person, within the meaning of the Code.

         Exchange Act: The Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission thereunder.

         Existing Securities: Collectively, the Old Notes, the Preferred Stock and the Old Common Stock.

         Financial Statements: With respect to any Person, collectively, the Audited Financial Statements and the Unaudited Financial Statements of such Person.

         Foodmaker Distribution Agreement: The distribution agreement to be entered into on or prior to the Closing Date by and between Foodmaker and Chi-Chi's, in form and substance reasonably satisfactory to each of the Investors.

         Foodmaker Warrant: A Common Stock Purchase Warrant, substantially in the form of Exhibit B hereto, to purchase initially an aggregate of 111,111 shares of New Common Stock for a per share purchase price of $240.

         Governmental Authority: Any Federal, state, local or foreign court or governmental, administrative or regulatory authority or agency.

         Grace:  W.R. Grace & Co.-Conn., a Connecticut corporation.

         Grace L/C Facility: The Amended and Restated Letter of Credit Procurement Facility, dated as of August 18, 1992, by and between the Company and Grace, as amended.

         Initial Purchasers: One or more nationally recognized investment banks who will purchase the Notes in the Notes Offering.

         Intangible Property: Trademarks, service marks, trade names, copyrights, fictitious business names, and licenses or similar agreements or arrangements.

         Investors:  Collectively, Foodmaker and the Purchasers.

         Kasumi Agreement: The agreement entered into on or prior to the Closing Date by and between the Company and Grace, substantially in the form of Exhibit C hereto.

         Lease Indemnification Agreement: The agreement entered into on or prior to the Closing Date by and between the Company and Grace, substantially in the form of Exhibit D hereto.

         Lien: Any mortgage, pledge, lien, encumbrance, charge or adverse claim, or a security interest of any kind (including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and any option or other agreement to sell.

         Management Stock Option Plan: The 1993 Executive Incentive Stock Option Plan to be adopted by the Company on the Closing Date, in the form acceptable to the Company and each of the Investors.

         Marriott Agreement: Amendment No. 1 to the Restated and Expanded Distribution Agreement, dated as of October 15, 1993, between the Company and Marriott International, Inc. and the standstill agreement from Host Marriott Corporation and Marriott International, Inc., dated as of October 15, 1993.

         Material Adverse Effect: With respect to any Person, a material adverse effect on (i) the condition (financial or otherwise), results of operations, assets, liabilities, or business of such Person and its Subsidiaries, taken as a whole, (ii) the ability of such Person or any of its Affiliates to perform its obligations hereunder or under any other material Document or (iii) the validity or enforceability of this Agreement or any other material Document.

         Materials of Environmental Concern: Chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products.

         Merger Agreement: The Agreement of Merger relating to the Merger, substantially in the form of Exhibit E hereto.

         Merger Consideration: The consideration to be received by Foodmaker in the Merger, consisting of (a) 406,250 shares of New Common Stock, (b) the Foodmaker Warrant and (c) an amount of cash equal to $205 million less the principal amount of capitalized leases and face amount of indebtedness (other than amounts owing to third parties in respect of trade payables, accrued liabilities, deferred income, straight line rent, CAPE withholding and matching, deferred gains on sale leasebacks, unclaimed property and other liabilities) of Chi-Chi's and its Subsidiaries immediately prior to and immediately after the Merger; provided, that the Merger Consideration shall be
(i) reduced by a number of shares of

New Common Stock equal to 40.625% of the number of shares of New Common Stock purchased in the Employee Stock Purchase and (ii) increased by a cash amount equal to 40.625% of the purchase price paid in the Employee Stock Purchase.

         Merger Sub: A newly formed Delaware corporation and indirect wholly owned subsidiary of the Company.

         Multiemployer Plan: With respect to any Person, on any date, a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been made at any time during the six-year period ending on or prior to such date, by such Person or any of its ERISA Affiliates and that is covered by Title IV of ERISA.

         Net Worth: With respect to any Person on any date, the total amount of assets of such Person and its Subsidiaries on such date less (i) applicable depreciation, amortization and other valuation reserves and (ii) all liabilities of such Person and its Subsidiaries, in each case on such date, all as determined in conformity with GAAP.

         New Common Stock: Common Stock, par value $.01 per share, of the Company that will be authorized pursuant to the Prepackaged Plan.

         New Indenture: The indenture or indentures relating to the New Notes in form and substance reasonably satisfactory to each of the Investors.

         New Notes:   $425,000,000 aggregate principal amount of Notes of the
Company to be issued and sold pursuant to the Notes Offering, which Notes may be in one or more class or series and shall bear interest at a blended effective rate not to exceed 11.5% per annum.

         NLRB:  The National Labor Relations Board or any similar state agency.

         Notes Offering: A registered underwritten offering of the New Notes on terms reasonably satisfactory to each of the Investors.

         Old Notes: The Company's 12-1/4% Senior Subordinated Notes due December 15, 1996 and 12-3/4% Subordinated Notes due December 15, 1998.

         Old Shareholders' Agreement: The Shareholders' Agreement, dated as of December 23, 1986, by and among the Company, W.R. Grace & Co., Drexel Burnham Lambert Incorporated, and the Institutional Investors and Management Investors party thereto, as amended from time to time in accordance with the terms thereof.

         OSHA: The United States Occupational Safety and Health Administration or any similar agency.

         Person: Any individual, partnership, corporation, joint venture, association, joint-stock company, trust, unincorporated organization, government or agency or political subdivision thereof, or other entity.

         Prepackaged Plan: The joint plan of reorganization of the Company and REG-M substantially in the form attached hereto as Exhibit F.

         Prepackaged Plan Solicitation: The solicitation by the Company and REG-M from holders of the Existing Securities of acceptances of the Prepackaged Plan pursuant to Section 1126(b) of the Bankruptcy Code.

         Previously Divested Operations: With respect to any Person, operating divisions, restaurants and other entities and properties (including, without limitation, leasehold interests) divested by such Person or any of its Subsidiaries on or prior to the Closing Date.

         Proceeding: An action, claim, suit or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

         Real Property: Any real property or any interest in real property of the Company or any Subsidiary of the Company, including a leasehold interest, and all buildings, structures and improvements now or hereafter located on all or any portion of said real property.

         REG Entities: Collectively, the Company and each of its Subsidiaries, including (without limitation) Merger Sub.

         Registration Statement: The registration statement to be filed by the Company on Form S-1 relating to the Notes Offering including (without limitation) each preliminary and final prospectus included therein and all amendments, supplements and exhibits thereto.

         Restaurant Companies: Chi-Chi's, the Company and their respective Subsidiaries.

         Restructuring Agreement: The Agreement, dated July 2, 1993, among the Company, Western Family Restaurants, Inc., a Delaware corporation, Grace, Apollo REG, Co., a Delaware corporation, GEI REG, Co., a Delaware corporation, FMI REG, Co., a Delaware corporation, and Foodmaker, as amended from time to time in accordance with the terms thereof.

         Restructuring Transactions: The Prepackaged Plan Solicitation, the filing of the Prepackaged Plan with a bankruptcy court of competent jurisdiction, the seeking of confirmation of the Prepackaged Plan by such bankruptcy court using the acceptances of the Prepackaged Plan received pursuant to the Prepackaged Plan Solicitation, the subsequent entry by such bankruptcy court of the Confirmation Order, the consummation of the Prepackaged Plan and any other transactions contemplated by the Disclosure Documents, this Agreement or any of the other Documents, including (without limitation) the Merger, the Notes Offering and the Stock Acquisition.

         Securities:  Collectively, the Equity Securities and the New Notes.

         Securities Act: The Securities Act of 1933, as amended, and the rules and regulations promulgated by the Commission thereunder.

         Shareholders' Agreement: The Shareholders' Agreement, dated as of the Closing Date, by and among the Investors, the Company and certain members of management of the Company, substantially in the form attached hereto as Exhibit G.

         Shares: The shares of New Common Stock to be issued to the Investors pursuant to the Prepackaged Plan and this Agreement.

         State: One of the sovereign states or commonwealths of the United States of America, the District of Columbia, the Commonwealth of Puerto Rico and any U.S. Territory.

         Stock Acquisition: The issuance by the Company, and the acquisition by the Purchasers, of the Shares to be purchased by the Purchasers pursuant to this Agreement.

         Subsidiary: With respect to any Person, (a) a corporation a majority of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by a subsidiary of such Person, or by such Person and one or more subsidiaries of such Person, (b) a partnership in which such Person or a subsidiary of such Person is a general partner of such partnership, or (c) any other Person

(other than a corporation) in which such Person, a subsidiary of such Person or such Person and one or more subsidiaries of such Person, directly or indirectly, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of the directors or other governing body of such Person.

         Taxes: All United States Federal, state, local and foreign taxes, assessments or other similar governmental charges, including any interest, penalties and additions to Taxes applicable thereto, whether imposed directly or through withholding.

         Tax Returns: Any United States Federal, state, local and foreign tax returns, declarations, elections, statements, reports, schedules and information returns or the refiling or amendment of any such Tax Returns previously filed.

         Tax Sharing Agreement: An agreement between Foodmaker and the Company, reasonably acceptable to each of the Investors, providing for, among other things, the allocation of and reimbursement for certain Taxes and such other terms reasonably acceptable to the parties thereto.

         ULP: An unfair labor practice as defined in the National Labor Relations Act or other Applicable Law.

         Unaudited Financial Statements: (a) With respect to the Company, the unaudited consolidated historical financial statements, together with the notes thereto, of the Company included in the Disclosure Documents and (b) with respect to Chi-Chi's, the unaudited consolidated historical financial statements, together with the notes thereto, of Chi-Chi's included in the Disclosure Documents.

         Working Capital: With respect to any Person on any date, the difference between (a) the sum of (i) cash, (ii) inventory, (iii) accounts receivable and (iv) prepaid expenses of such Person and its Subsidiaries on such date, and (b) the sum of (i) accounts payable and cash overdrafts, (ii) accrued expenses and (iii) income taxes payable of such Person and its Subsidiaries on such date, all as determined in conformity with GAAP.

         (b) In addition, the following terms shall have the respective meanings given thereto in the Sections indicated below:

         Defined Term                                                   Section
         ------------                                                   -------
         Allocated Number of Shares                                       2.1
         Chi-Chi's Stock                                                  2.1
         Chi-Chi's Subsidiaries                                           5.1
         Class A Common                                                   4.2
         Class B Common                                                   4.2
         Class C Common                                                   4.2
         Class D Common                                                   4.2
         Closing                                                          2.2
         Closing Date                                                     2.2
         Confirmation Order                                               3.1.3
         Consents                                                         3.1.8
         Fairness Opinion                                                 3.1.4
         Foodmaker Bank Agreement                                         3.1.4
         Foodmaker SEC Documents                                          5.8
         GAAP                                                             4.8
         Indemnified Parties                                              7.1
         Intangible Property                                              4.9

         IRS                                                  4.14
         Lenders                                               6.1
         Losses                                                7.1
         Old Common Stock                                      4.2
         PBGC                                                 4.14
         Preferred Stock                                       4.2
         Pro Forma Information                                 4.8
         Proposal                                              6.2
         REG Employees                                        4.12
         REG Subsidiaries                                      4.1
         Related Person                                        9.2
         SEC Documents                                         4.8
         Surviving Corporation                                 2.1
         TIA                                                  4.15
         WARN Act                                             4.12

SECTION 2.       PURCHASE AND SALE OF SECURITIES

                 2.1      STOCK ACQUISITION; MERGER

                                  (a)  Subject to the terms and conditions set
forth herein, the Company shall sell to each Purchaser, and each Purchaser, severally and not jointly, shall purchase from the Company, for a price per share equal to $160, the number of Shares set forth below such Purchaser's signature on the applicable signature page hereof (such Purchaser's "Allocated Number of Shares"), in each case free of all Liens and restrictions on voting or transfer other than restrictions imposed on transfer by Federal and state securities laws and the Shareholders' Agreement. Notwithstanding the foregoing, the number of Shares to be purchased by each Purchaser shall be reduced by the product of (i) the number of shares of New Common Stock purchased in the Employee Stock Purchase and (ii) a ratio, the numerator of which is such Purchaser's Allocated Number of Shares and the denominator of which is 1,000,000.

                                  (b)  Subject to the terms and conditions set
forth herein and in the Merger Agreement, Merger Sub will be merged with and into Chi-Chi's (sometimes referred to herein as the "Surviving Corporation") and the separate existence of Merger Sub shall thereupon cease. The Merger Agreement provides for the terms of the Merger, the mode of carrying the same into effect, the manner of converting 100% of the outstanding shares of capital stock of Merger Sub into shares of the Surviving Corporation and exchanging 100% of the outstanding shares of capital stock of Chi-Chi's (the "Chi-Chi's Stock") into the right to receive the Merger Consideration.

                 2.2      CLOSING

                                  (a)  The closing of the Stock Acquisition and
the Merger (the "Closing") shall take place at the offices of Latham & Watkins, 633 West Fifth Street, Los Angeles, California, at 9:00 A.M., Los Angeles time, on the Business Day immediately following the date on which the last of the conditions set forth in Section 3 hereof (other than conditions to be satisfied concurrently with the Closing) is fulfilled or waived, or such other Business Day and time as may be agreed upon by the Investors and the Company (such time and date being referred to as the "Closing Date"). At the Closing:

                                  (b)  The Company shall deliver or cause to be
delivered the following: (i) to each Purchaser, one or more certificates representing such number of Shares to be purchased by such Purchaser, registered in such Purchaser's name or in the name of such nominee or designee as such Purchaser may request; (ii) to Merger Sub, immediately prior to the Merger, in exchange for notes and capital stock of Merger Sub upon terms satisfactory to each of the Investors, the Merger Consideration; and (iii) all other previously undelivered documents required to be delivered by the Company at or prior to the Closing in connection with the Restructuring Transactions.

                                  (c)  Foodmaker and Chi-Chi's shall, and the
Company shall cause Merger Sub to, deliver or cause to be delivered all other previously undelivered documents required to be delivered by Merger Sub, Foodmaker or Chi-Chi's, as the case may be, at or prior to the Closing in connection with the Restructuring Transactions.

                                  (d)  Each Purchaser shall deliver or cause to
be delivered to the Company, as payment of the purchase price for the Shares to be purchased by such Purchaser, a Federal funds bank wire transfer (in an amount equal to the aggregate purchase price of such Shares) to such bank account as the Company shall designate at least two Business Days prior to the Closing.

                 2.3      PURCHASER'S REPRESENTATIONS

                          Each Purchaser severally represents and warrants to
each other party hereto as follows:

                                  (a)  Such Purchaser has full power and
authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Purchaser and, assuming this Agreement constitutes a valid and binding agreement of each other party hereto, this Agreement constitutes a valid and binding agreement of such Purchaser, enforceable against such Purchaser in accordance with its terms.

                                  (b)  Such Purchaser is acquiring the Shares
being acquired by it hereunder for investment (for its own account or for accounts over which such Purchaser exercises investment control), and not with a view to, or for offer or sale in connection with, any distribution thereof which would be in violation of the Securities Act or any applicable state securities laws, without prejudice, however, to such Purchaser's right at all times to sell or otherwise dispose of all or any part of said Shares pursuant to an effective registration statement under the Securities Act and applicable state securities laws, or under an exemption from such registration available under the Securities Act and other applicable State securities laws.

                                  (c)  Such Purchaser (i) is knowledgeable,
sophisticated and experienced in business and financial matters and fully understands the limitations on transfer described in Section 9.10 hereof; and
(ii) is an "accredited investor" as such term is defined in Rule 501(a) of Regulation D under the Securities Act. For purposes of certain opinions to be delivered at the Closing, Latham & Watkins will rely upon the accuracy and truth of the foregoing representations and such Purchaser hereby consents to such reliance.

                                  (d)  Neither the execution or delivery of
this Agreement by such Purchaser, the performance by such Purchaser of its obligations hereunder nor the consummation by such Purchaser of the transactions contemplated hereby will constitute a breach, violation or default (or any event which, with notice or lapse of time or both, would constitute a default) under, the Charter Documents or any Applicable Agreements of such Purchaser, other than such breaches, violations or defaults that do not materially impair such Purchaser's ability to consummate the transactions contemplated hereby.

                 2.4      EXPENSES

                                  (a)  If (i) the Closing occurs and the
Restructuring Transactions are consummated or (ii) if this Agreement is terminated pursuant to Section 8.1(b)(ii) or 8.1(b)(iii) hereof, or (iii) a bankruptcy court of competent jurisdiction shall fail to issue the Confirmation Order or the Restructuring Transactions shall otherwise fail to occur as a result of the solicitation of the mutual releases of liability as a part of the Prepackaged Plan, the Company shall pay (or, upon request, promptly reimburse the Investors for) all costs and expenses relating to this

Agreement and the other Documents, including, but not limited to, (A) the costs of preparing, reproducing and filing this Agreement, the other Documents and any other documents contemplated hereby or thereby; (B) the out-of-pocket fees, costs and expenses, including legal, accounting, consulting, financing, inspection and appraisal fees, incurred by each of the Investors and their respective agents in connection with the negotiation and execution of the Documents and the Restructuring Transactions (including, without limitation, out-of-pocket fees incurred in connection with the Fairness Opinion, the audit of Chi-Chi's and actual out-of-pocket legal and accounting fees incurred in connection with the redemption or repurchase of Chi-Chi's 9% Convertible Subordinated Debentures due October 15, 2009); (C) all expenses relating to any amendment, or modification of, or any waiver, or consent or preservation of rights under, this Agreement, the other Documents or any other documents or instruments contemplated hereby or thereby; (D) all expenses incurred in connection with obtaining the Credit Facility and the negotiation and consummation of the Notes Offering including without limitation commitment fees and reimbursable costs and expenses with respect thereto; and (E) all fees and expenses (including fees and expenses of counsel) in connection with any registration or qualification of the Securities for offer and sale hereunder under the securities or "blue sky" laws of any jurisdiction requiring such registration or qualification or in connection with obtaining any exemptions from such requirements (including, without limitation, Federal Securities laws).

                                  (b)  If this Agreement is terminated pursuant
to Section 8.1(d)(i) as a result of a breach by any Investor of any representation, warranty, covenant or agreement of such Investor contained herein or in any of the other Documents, such Investor (or in the case of a breach by more than one Investor, such Investors) shall, severally and not jointly, pay (or, upon request, promptly reimburse the Company for) all (or, in the case of a breach by more than one Investor, such Investors proportionate share of the) costs and expenses relating to this Agreement and the other Documents, including, but not limited to, (A) the costs of preparing, reproducing and filing this Agreement, the other Documents and any other documents contemplated hereby or thereby; (B) the out-of-pocket fees, costs and expenses, including legal and accounting fees incurred by the Company and its agents in connection with the negotiation and execution of the Documents and the Restructuring Transactions, (C) all expenses relating to any amendment, or modification of, or any waiver, or consent or preservation of rights under, this Agreement, the other Documents or any other documents or instruments contemplated hereby or thereby; (D) all expenses incurred in connection with obtaining the Credit Facility and the negotiation and consummation of the Notes Offering including without limitation commitment fees and reimbursable costs and expenses with respect thereto; and (E) all fees and expenses (including fees and expenses of counsel) in connection with any registration or qualification of the Securities for offer and sale hereunder under the securities or "blue sky" laws of any jurisdiction requiring such registration or qualification or in connection with obtaining any exemptions from such requirements. Notwithstanding any other provision hereof, the costs and expenses referred to in this Section 2.4(b) shall not include (and the Investors shall have no obligation with respect to) (i) costs and expenses arising out of or related to any transaction or proposed transaction other than the Restructuring Transactions, whether proposed by the Company, any of its Affiliates or any other Person, including (without limitation) the transactions contemplated by that certain Registration Statement (No. 33-055800) or (ii) any costs or expenses of others (other than the Company's accountants or legal advisors) that the Company has paid or reimbursed or is required to pay or reimburse, whether pursuant to a contractual arrangement or otherwise, including (without limitation) (A) expenses of Grace, any of its affiliates (other than the Company and its Subsidiaries) or the informal committee of holders of Old Notes (including their respective advisors), and (B) expenses reimbursable pursuant to that certain letter, dated January 4, 1993, by and between the Company and W.R. Grace & Co., a New York corporation.

                                  (c)  If the Closing does not occur for any
reason other than a termination of this Agreement pursuant to Sections 8.1(b)(ii), 8.1(b)(iii) or 8.1(d)(i), each party hereto shall bear its own costs and expenses incurred in connection with this Agreement, any of the other Documents or the Restructuring Agreements.

SECTION 3.       CLOSING CONDITIONS

                 3.1      CONDITIONS TO INVESTOR OBLIGATIONS

                          Each Investor's obligation to effect the transactions
to be effected by it at the Closing shall be subject to the satisfaction of the following conditions on or before the Closing Date:

                          3.1.1   Opinions of Counsel

                          Each Investor shall have received:

                                  (a)  an opinion, dated the Closing Date and
addressed to each Investor, from Latham & Watkins, counsel to the Company, in form and substance reasonably satisfactory to each of the Investors;

                                  (b)  in the case of the Purchasers, a
favorable opinion, dated the Closing Date and addressed to each Purchaser and the Company, from Gibson, Dunn & Crutcher, counsel to Foodmaker, in form and substance reasonably satisfactory to such Purchaser, and

                                  (c)  copies of all opinions issued by counsel
to the Company or any of its Subsidiaries (and in the case of the Purchasers, copies of all opinions issued by counsel to Foodmaker or any of its subsidiaries) in connection with the Notes Offering and the execution and delivery of the Credit Facility, each of which opinions shall provide that it may be relied on by the applicable Investor.

                          3.1.2   Officers' Certificates

                                  (a)  Each Investor shall have received (i) a
certificate or certificates, dated the Closing Date and signed by the Chairman of the Board or the President and the Chief Financial Officer of the Company certifying (A) that the conditions set forth in Sections 3.1.7 and 3.1.9(a) hereof have been satisfied on and as of such date and (B) as to such other matters as such Investor may reasonably request and (ii) a certificate or certificates, dated the Closing Date and signed by the Secretary of the Company and its Subsidiaries, certifying such corporate matters as such Investor may reasonably request.

                                  (b)  In the case of the Purchasers, each
Purchaser and the Company shall have received (i) a certificate or certificates, dated the Closing Date and signed by the Chairman of the Board or the President and the Chief Financial Officer of Foodmaker certifying (A) that the conditions set forth in Sections 3.2.3(a) and 3.1.9(b) hereof have been satisfied on and as of such date and (B) as to such other matters as such Purchaser may reasonably request and (ii) a certificate or certificates, dated the Closing Date and signed by the Secretary of Foodmaker and Chi-Chi's certifying such corporate matters as such Purchaser may reasonably request.

                          3.1.3   Consummation of the Prepackaged Plan

                          The Prepackaged Plan shall have been confirmed by a
bankruptcy court of competent jurisdiction in the State of Delaware and the confirmation order relating to the Prepackaged Plan, in form and substance reasonably satisfactory to the Investors, shall have been entered (the "Confirmation Order"). Any motion for rehearing or reconsideration of the Confirmation Order shall have been denied or withdrawn. The time allowed for appeals of the Confirmation Order shall have expired without any appeal having been taken or, if the Confirmation Order shall have been appealed, either (a) no stay of the Confirmation Order shall be in effect or (b) if such a stay has been granted, then (i) the stay shall have been dissolved or (ii) a final order of the district court having jurisdiction to hear such appeal shall have affirmed the Confirmation Order and the time allowed to appeal from such affirmance or to seek review or rehearing thereof shall have expired and no further hearing, appeal or petition for certiorari can be taken or granted.
The Confirmation Order shall not have been modified, amended dissolved, revoked or rescinded, shall be in full force and effect and, without the necessity of any further action or proceedings by the Company or REG-M, shall have (x) as of the date of the Confirmation Order and as of the Closing Date, effected a full and complete discharge and release of, and thereby extinguish, all debts of the Company and REG-M (to the fullest extent possible under Section 1141(d)(1) of the Bankruptcy Code) proposed to be discharged in accordance with the Prepackaged Plan and (y) vested the property of the Company in the reorganized Company and the property of REG-M in reorganized REG-M, in each case, free and clear of all claims and interests of creditors and equity security holders to the extent proposed in accordance with the Prepackaged Plan and the Confirmation Order. The Prepackaged Plan shall have been substantially consummated (other than the occurrence of the Closing). The conditions to effectiveness set forth in Section 8.1 of the Prepackaged Plan shall have been satisfied or waived by the Investors.

                          3.1.4   Completion of Other Transactions

                          Simultaneously with or prior to each Investor's
effectuation of the transactions to be effected by it at the Closing:

                                  (a)  The Certificate of Amendment to the
Certificate of Incorporation of the reorganized Company and of reorganized REG-M contemplated by the Prepackaged Plan shall have been filed with the Secretary of State of the State of Delaware;

                                  (b)  In the case of Foodmaker, the Stock
Acquisition shall have been consummated, and in the case of the Purchasers, the Merger shall have been effected;

                                  (c)  The Grace L/C Facility shall be
cancelled, not less than $29.5 million (subject to reduction as provided in the Restructuring Agreement) of cash securing the Company's obligations thereunder shall have been released and the Company shall have entered into the Credit Facility providing for availability of not less than $150 million on terms satisfactory to such Investor in its reasonable judgment;

                                  (d)  The Notes Offering shall have been
consummated on terms reasonably satisfactory to such Investor;

                                  (e)  The person, if any, designated by the
Investors shall have been appointed as the Chief Executive Officer of the Company; and the Board of Directors of the Company shall consist of no more than nine directors, each of whom shall have been designated in accordance with the terms of the Shareholders' Agreement;

                                  (f)  Foodmaker shall have received  all
required consents of the lenders party to the Credit Agreement, dated as of March 4, 1992, by and between Foodmaker, Chi-Chi's, and the banks party thereto (the "Foodmaker Bank Agreement") and The Prudential Insurance Company of America to the participation of Foodmaker and Chi-Chi's in the transactions contemplated hereby;

                                  (g)  Foodmaker shall have received an opinion
of a nationally recognized, independent financial advisor that the terms and provisions of the transactions contemplated hereby are fair, from a financial point of view, to the shareholders of Foodmaker (the "Fairness Opinion"); and

                                  (h)  The Company and each other party thereto
shall have executed and delivered, the Shareholders' Agreement, the Kasumi Agreement, the Foodmaker Distribution Agreement, the Tax Sharing Agreement, the Lease Indemnification Agreement and the Marriott Agreement, and none of such agreements shall have been amended without the prior approval of each Investor.





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

                          3.1.5   Litigation

                          There shall have been no order or preliminary or
permanent injunction entered in any Proceeding and no Applicable Law enacted, entered, enforced, promulgated, amended, issued or deemed applicable to (a) the Investors, the Company or any Subsidiary or Affiliate of the Investors or the Company or (b) the Prepackaged Plan, the Prepackaged Plan Solicitation or the Restructuring Transactions, which shall have remained in effect and which shall have had the effect of: (i) making illegal, materially delaying or otherwise directly or indirectly prohibiting or making materially more costly the confirmation of the Prepackaged Plan or the consummation of any of the other Restructuring Transactions; (ii) prohibiting or materially limiting the ownership or operation by the Investors, the Company, or any Subsidiaries of the Company of all or any material portion of the business or assets of the Company, Chi-Chi's or any of their respective Subsidiaries; (iii) compelling the Company, the Investors or any of their respective Affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company, the Investors or any of their respective Affiliates, as a result of the Restructuring Transactions; (iv) imposing or confirming material limitations on the ability of the Investors or any Affiliate of the Investors effectively to exercise full rights of ownership of any shares of New Common Stock; (v) requiring divestiture by any Investor or any Affiliate of any Investor of any shares of New Common Stock; or (vi) having a Material Adverse Effect on the Company or Chi-Chi's.

                          3.1.6   Bankruptcy; Insolvency; etc.

                          No action, claim, suit or proceeding shall have been
instituted or consented to by or against any of the Subsidiaries of the Company (other than REG-M) or Chi-Chi's or any of its Subsidiaries seeking to adjudicate any of them as bankrupt or insolvent, or seeking liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of any of their debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of any order for relief or the appointment of a receiver, trustee, custodian or other similar official for any of them or any substantial part of any of their property, and none of the Company, Chi-Chi's or any of their respective Subsidiaries shall have taken any corporate action to authorize any such action, claim, suit or proceeding in any such case if the effect thereof, singly or in the aggregate, could have a Material Adverse Effect on the Company or Chi-Chi's, as the case may be.

                          3.1.7   Representations and Warranties True;
                                  Compliance with Agreements

                                  (a)  The representations and warranties
contained in Section 4 and Section 5 (other than Section 5.7), shall be true and correct at and as of the Closing Date as if made on and as of such date; provided, that the foregoing shall not be a condition to the obligation of Foodmaker to the extent such condition relates to the representations and warranties of Foodmaker and its Subsidiaries.

                                  (b)  Grace, the REG Entities, the Purchasers
and Foodmaker and its Subsidiaries shall have performed and complied in all material respects with all agreements, covenants and conditions contained herein and in the other Documents that are required to be performed or complied with by either of them on or before the Closing Date; provided, that the foregoing shall not be a condition to the obligation of any Investor to the extent such condition relates to the agreements and covenants of such Investor or any of its Subsidiaries.

                          3.1.8   Consents and Permits

                          Each of the Company, the Investors and their
respective Subsidiaries shall have received all consents, permits, licenses, and other authorizations (collectively, "Consents"), and the Company and its Subsidiaries shall have made all such filings and declarations, as may be required pursuant to all Applicable Laws and pursuant to all Applicable Agreements, (a) in connection with the Restructuring Transactions (other than where the failure to obtain such Consents or to make such filings and declarations, could not, singly or in the aggregate, have a Material Adverse Effect on the Company or any Investor) and (b) to enable the Investors to control the operations of the Company and its Subsidiaries from and after the Closing without limitation or impairment. Any waiting period (and any extension thereof) applicable to the consummation of the Restructuring Transactions under the HSR Act shall have expired or been terminated.

                          3.1.9   No Material Change

                                  (a)  There shall not have been any material
adverse change in the assets, capitalization (other than as contemplated herein), earnings, business, operations, condition (financial or otherwise), a "Material Adverse Change") of the Company and its Subsidiaries taken as a whole since June 28, 1993, except as set forth in the Disclosure Statement on the date hereof.

                                  (b)  With respect to the Purchasers, there
shall not have been any Material Adverse Change of Chi-Chi's and its Subsidiaries taken as a whole since July 4, 1993, except as set forth in the Disclosure Statement on the date hereof.

                          3.1.10 Purchase Permitted by Applicable Laws; Legal Investment

                          The Stock Acquisition and the Merger shall not be
prohibited by any Applicable Law (including, without limitation, Regulations G, T, U and X of the Board of Governors of the Federal Reserve System).

                 3.2      CONDITIONS TO THE OBLIGATIONS OF THE REG ENTITIES

                          The obligations of each REG Entity to effect the
transactions to be effected by it at the Closing shall be subject to the satisfaction of the following conditions:

                          3.2.1   Consummation of the Prepackaged Plan

                          The Prepackaged Plan shall have been confirmed by a
bankruptcy court of competent jurisdiction in the State of Delaware and the Confirmation Order shall have been entered. The time allowed for appeals of the Confirmation Order shall have expired without any appeal having been taken or, if the Confirmation Order shall have been appealed, either (a) no stay of the Confirmation Order shall be in effect or (b) if such a stay has been granted, then (i) the stay shall have been dissolved or (ii) a final order of the district court having jurisdiction to hear such appeal shall have affirmed the Confirmation Order and the time allowed to appeal from such affirmance or to seek review or rehearing thereof shall have expired and no further hearing, appeal or petition for certiorari can be taken or granted. The Confirmation Order shall not have been modified, amended, dissolved, revoked or rescinded and shall be in full force and effect. The Prepackaged Plan shall have been substantially consummated (other than the occurrence of the Closing hereunder). The conditions to effectiveness set forth in Section 8.1 of the Prepackaged Plan shall have been satisfied or waived by the Company.

                          3.2.2   Sale of Shares; Consummation of the Merger

                          There shall have been delivered to the Company
payment in respect of the purchase of the Shares and the Merger shall have been effected.

                          3.2.3   Investors' Representations and Warranties

                                  (a)  The representations and warranties of
each Purchaser contained in Section 2.3, shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such date.

                                  (b)  The representations and warranties of
Foodmaker contained in Section 5 shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such date.

                          3.2.4   Consents and Permits

                          Each of the Company, the Investors and their
respective Subsidiaries shall have received all Consents and the Investors shall have made all such filings and declarations, as may be required pursuant to all Applicable Laws and pursuant to all Applicable Agreements, in connection with the Restructuring Transactions, except where the failure to obtain such Consents could not, singly or in the aggregate, have a Material Adverse Effect on the Company. Any waiting period (and any extension thereof) applicable to the consummation of the Restructuring Transactions under the HSR Act shall have expired or been terminated.

SECTION 4.  REPRESENTATIONS AND WARRANTIES

                          The Company represents and warrants to each Investor
as follows:

                 4.1      ORGANIZATION, STANDING AND QUALIFICATION

                                  (a)  The Company and each of its Subsidiaries
(i) is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) has all requisite power and authority to own or lease, and operate its properties and assets, and to carry on its business as now conducted and as proposed to be conducted; (iii) is duly qualified or licensed to do business and is in good standing in all jurisdictions in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed, where the failure to qualify could, singly or in the aggregate, have a Material Adverse Effect on the Company; and (iv) has obtained all licenses, permits, franchises and other governmental authorizations necessary to the ownership or operation of its properties or the conduct of its business except for such failures to obtain that could not, singly or in the aggregate, have a Material Adverse Effect on the Company.

                                  (b)  As of the Closing, the only direct or
indirect subsidiaries of the Company (other than Chi- Chi's and its Subsidiaries) will be those set forth on Schedule 4.1 hereof (collectively, the "REG Subsidiaries"). Except as set forth on Schedule 4.1, none of the Company or any of its Subsidiaries owns, directly or indirectly, any of the capital stock or other equity securities of any other Person other than holdings of shares of common stock of publicly traded restaurant companies; provided, that the Company and its Subsidiaries do not own, in the aggregate, more than 100 shares of any such company. All of the issued and outstanding shares of capital stock of the REG Subsidiaries are duly authorized, have been validly issued, fully paid and nonassessable and are, and as of the Closing will be, owned by the Company or other REG Subsidiaries free and clear of all Liens other than Liens, if any, (x) set forth on Schedule 4.16, (y) granted in connection with, and securing obligations under, the Credit Facility or (z) arising from the actions of any Investor.

                 4.2      CAPITALIZATION

                                  (a)  The total authorized capital stock of
the Company consists of (i) 280,000 shares of Class A Common Stock (the "Class A Common"), none of which are outstanding on the date hereof, (ii) 470,000 shares of Class B Common Stock (the "Class B Common"), none of which are outstanding on the date hereof, (iii) 290,000 shares of Class C Common Stock (the "Class C Common"), none of which are outstanding on the date hereof, (iv) 1,040,000 shares of Class D Common stock (the "Class D Common" and, collectively with the Class A Common, the Class B Common and the Class C Common, the "Old Common Stock"), 468,341 shares of which are authorized, issued and outstanding on the date hereof and (v) 3,000,000 shares of 12% Redeemable Cumulative Exchangeable preferred stock, par value $.01 per share (the "Preferred Stock"), 1,544,237.18 shares of which are authorized, issued and outstanding on the date hereof.

                                  (b)  Upon consummation of the Stock
Acquisition and the Merger (i) the Shares will have been duly authorized and validly issued, and will be fully paid, nonassessable and free of preemptive and similar rights and (ii) each Investor will acquire valid title to the Equity Securities being acquired by it, free and clear of all Liens and restrictions on voting and transfer other than (w) restrictions on transfer imposed by Federal and state securities laws, (x) the Shareholders' Agreement,
(y) Liens imposed by the Credit Facility and (z) arising from the actions of any Investor.

                                  (c)  Except for this Agreement, the Foodmaker
Warrant, the Management Stock Option Plan, as set forth in the Disclosure Statement on the date hereof or arising from the actions of any Investor, there are, and immediately following the Closing there will be, no outstanding (i) securities convertible into or exchangeable for any capital stock of the Company or any Subsidiary of the Company, (ii) options, warrants or other rights to purchase or subscribe to capital stock of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for capital stock of the Company or any Subsidiary of the Company, or (iii) contracts, commitments, agreements, understandings, arrangements, calls or claims of any kind, to which the Company or any of its Subsidiaries is a party or that arise from any action of the Company or any of its Subsidiaries, relating to the issuance of any capital stock of the Company or any Subsidiary of the Company, any such convertible or exchangeable securities or any such options, warrants or rights.

                                  (d)  Schedule 4.2 hereto sets forth and
describes all outstanding long-term indebtedness for borrowed money (including capitalized lease obligations) of the Company and each of the REG Subsidiaries as of the date hereof. Except as set forth in the Disclosure Statement on the date hereof, neither the Company nor any of the REG Subsidiaries has, or immediately following the Closing will have, any liabilities or obligations of any nature, absolute, accrued, contingent or otherwise that, taken as a whole, could have a Material Adverse Effect on the Company other than liabilities or obligations incurred after the date hereof in a manner not prohibited by
Section 6.4 hereof, which liabilities or obligations are disclosed in the Registration Statement on the date it is declared effective.

                 4.3      AUTHORIZATION OF AGREEMENT AND OTHER DOCUMENTS

                                  (a)  The execution and delivery of this
Agreement and the other Documents to which Grace, the Company or any Subsidiary of the Company is a party, and the consummation of the Restructuring Transactions have been duly authorized by the Board of Directors of Grace, the Company and REG-M and no other proceedings on the part of Grace, the Company, REG-M, any other Subsidiary of the Company or any of their respective stockholders or Affiliates are necessary to authorize this Agreement or the other Documents or to consummate the Restructuring Transactions. This Agreement is, and, as of the Closing Date, each of the Documents to which Grace, the Company or any Subsidiary of the Company is a party will be, a valid and binding obligation of Grace, the Company or such Subsidiary, as the case may be, enforceable in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting enforcement of creditors' rights generally, and by general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

                                  (b)  Each of Grace, the Company and each
Subsidiary of the Company has full corporate power and authority to execute and deliver each of the Documents to which it is a party, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

                 4.4      DISCLOSURE DOCUMENTS

                          Each Disclosure Document (and each amendment or
supplement thereto) (a) as of the date thereof, (b) in the case of the Disclosure Statement, as then amended, at the time of the filing of the Prepackaged Plan with a bankruptcy court of competent jurisdiction, and (c) in the case of the Registration Statement, as then amended, on the Closing Date
(i) did not or shall not, as the case may be, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) in the case of the Disclosure Statement contained or shall contain, as the case may be, adequate information (as defined in Section 1125(a)(1) of the Bankruptcy Code); provided, that the foregoing representation shall not apply to (x) projected information contained in the Disclosure Documents under the heading "Forecast of Certain Financial Data" or otherwise or (y) any untrue statement or omission based solely upon and in conformity with information furnished in writing by any of the Investors expressly for use in the Disclosure Documents including (without limitation) any such information appearing therein under the headings "Business of Chi-Chi's," "Selected Financial Data for Chi-Chi's," "Management's Discussion and Analysis of Financial Information of Chi-Chi's," "Pro Forma Unaudited Financial Information," "Post-Restructuring Strategy," and in the summaries thereof on the cover page and in the "Summary".

                 4.5      REORGANIZATION PROCEEDINGS

                          The Company is aware of no facts pursuant to which
the Confirmation Order may be subject to revocation under Section 1144 of the Bankruptcy Code.

                 4.6      NO VIOLATION

                                  (a)  None of the Company or any of the REG
Subsidiaries is (i) in violation of its respective Charter Documents, (ii) except as set forth in the Disclosure Statement on the date hereof, in default in the performance of any obligation, agreement or condition contained in an Applicable Agreement, which default could, singly or in the aggregate, have a Material Adverse Effect on the Company after the date on which the Restructuring Transactions are consummated, or (iii) in violation of any Applicable Law, which violation could, singly or in the aggregate, have a Material Adverse Effect on the Company. To the best knowledge of the Company, there exists no condition that, with the passage of time or otherwise, would
(i) constitute a violation of such Charter Documents, (ii) except as set forth in the Disclosure Statement on the date hereof, result in a default by the Company or any of the REG Subsidiaries under an Applicable Agreement, which default could, singly or in the aggregate, have a Material Adverse Effect on the Company after the date on which the Restructuring Transactions are consummated, or (iii) except as set forth in the Disclosure Statement on the date hereof, result in the imposition of any penalty or the acceleration of any indebtedness or obligation which could, singly or in the aggregate, have a Material Adverse Effect on the Company.

                                  (b)  Neither the execution or delivery by
Grace, the Company or any of the REG Subsidiaries of the Documents to which it is a party, the performance by each of Grace, the Company and each REG Subsidiary of its obligations under this Agreement and the other Documents, nor the consummation of the Restructuring Transactions will (i) constitute a breach or violation under the Charter Documents of the Company or any of its Subsidiaries; (ii) conflict with, violate, constitute a breach or violation of or a default (with the passage of time or otherwise) under, require the consent of any Person under, give to others any rights termination, amendment, acceleration or cancellation of or result in the imposition of a Lien on any of the properties or assets of any of the REG Subsidiaries or an acceleration of indebtedness pursuant to, any Applicable Agreement; or (iii) constitute a violation of any Applicable Law, except (A) in the case of clause (ii) above, consents that have already been obtained or (B) in the case of clauses (ii) and
(iii) above, such breaches, violations, defaults, terminations, accelerations or creation of Liens which, singly or in the aggregate, would not prevent or materially delay consummation of the Restructuring Transactions or have a Material Adverse Effect on the Company.

                 4.7      INSURANCE

                          The Company and its Subsidiaries maintain, with
reputable insurers, insurance in such amounts, including deductible arrangements, and of such a character as is usually maintained by reasonably prudent managers of companies engaged in the same or similar business.

                 4.8      FINANCIAL STATEMENTS; FULL DISCLOSURE

                                  (a)  The Financial Statements of the Company
present fairly in all material respects the financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the results of their respective operations for the periods then ended. The Audited Financial Statements of the Company have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved ("GAAP") for year-end financial information and with Regulation S-X. The Unaudited Financial Statements of the Company have been prepared in a manner consistent with the Audited Financial Statements of the Company and in accordance with GAAP for interim financial information and with Regulation S-X and include all adjustments (consisting of normal recurring accruals) which the Company reasonably considers necessary for a fair presentation.

                                  (b)  The pro forma financial information and
statistical data included in the Disclosure Statement on the date hereof (the "Pro Forma Information") (i) presents fairly in all material respects the pro forma financial position and results of operations of the reorganized Company and its subsidiaries, as of the dates and for the periods indicated, (ii) has been prepared on a basis consistent with the Audited Financial Statements of the Company, except for the pro forma adjustments specified therein, and (iii) gives effect to the assumptions described therein and presents fairly in all material respects the historical and proposed transactions contemplated by this Agreement and the other Documents. Notwithstanding, the foregoing, no representation or warranty is being given with respect to (i) the Pro Forma Information to the extent that it is based solely upon and in conformity with information relating to Chi-Chi's and its Subsidiaries furnished in writing by Foodmaker expressly for use in the Disclosure Documents in which it was used or
(ii) the reasonableness of the assumptions relating to the Restructuring Transactions reflected therein.

                                  (c)  The Company has filed all required
forms, reports and documents with the Commission since December 28, 1992, including all exhibits thereto (collectively, the "SEC Documents"), each of which complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act as in effect on the dates so filed. None of the SEC Documents (as of their respective filing dates) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the REG Subsidiaries is required to file any forms, reports or other documents with the Commission.

                                  (d)   No representation or warranty by the
Company or any of the REG Subsidiaries in any of the Documents, and no statement contained in any data furnished or to be furnished by or on behalf of the Company or its Subsidiaries to any Purchaser, contains or will contain any untrue statement of a material fact.

                 4.9      INTELLECTUAL PROPERTY

                          The Company and the REG Subsidiaries own, or are
licensed to use, all Intangible Property listed on Schedule 4.9, which includes all the Intangible Property, the ownership or license of which is material to the operation of their business as currently conducted. There are no Proceedings pending or to the best knowledge of the Company threatened concerning any of such items of Intangible Property or any other Intangible Property used by the Company that could, singly or in the aggregate, have a Material Adverse Effect. Except as set forth in the Disclosure Statement on the date hereof, each such license is valid, binding and enforceable in accordance with its terms and the use of each item of Intangible Property used or required to permit the operation of their businesses as currently conducted does not conflict with, infringe upon, or violate any proprietary or other rights of any other Person, except where the effect thereof could not, singly or in the aggregate, have a Material Adverse Effect on the Company.

                 4.10     CONFLICTS OF INTEREST

                          The information set forth under the caption "Certain
Relationships and Related Transactions" in each Disclosure Document (and each amendment or supplement thereto) (a) as of the date thereof, (b) in the case of the Disclosure Statement, as then amended, at the time of the filing of the Prepackaged Plan with a bankruptcy court of competent jurisdiction, and (c) in the case of the Registration Statement, as then amended, on the Closing Date, includes or will include, as the case may be, all information that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act ("Item 404") if the Company were registering the sale of securities under the Securities Act pursuant to Form S-1 promulgated thereunder; provided, that the foregoing representation shall not apply with respect to transactions between the Company or any of its Subsidiaries, on the one hand, and any of the Investors or their respective Affiliates, on the other hand.

                 4.11     LITIGATION

                          Except as set forth in the Disclosure Documents there
is no action, claim, suit or proceeding against or affecting the Company or any of its Subsidiaries or any of their properties or assets, except for such Proceedings which could not, singly or in the aggregate, have a Material Adverse Effect on the Company. None of the Company or any of its Subsidiaries is subject to any judgment, injunction, decree, writ, or order of any Governmental Authority that could, singly or in the aggregate, have a Material Adverse Effect on the Company.

                 4.12     LABOR MATTERS

                                  (a)  Except as set forth in the Disclosure
Statement on the date hereof or for events that occur after the date hereof in a manner not prohibited by Section 6.4 hereof, which events are disclosed in the Registration Statement on the date it is declared effective (i) there is no labor strike, dispute, slowdown, work stoppage or lockout pending or to the best knowledge of the Company threatened against or affecting the Company or any REG Subsidiary that singly or in the aggregate, could have a Material Adverse Effect on the Company; (ii) except as set forth on Schedule 4.12, to the best knowledge of the Company, there are no union claims to hold majority status as representative of a bargaining unit of the employees of the Company or any REG Subsidiary (collectively, "REG Employees"); (iii) neither the Company nor any REG Subsidiary is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization applicable to REG Employees, except as set forth on Schedule 4.12; (iv) except as set forth on Schedule 4.12, none of the Company or any REG Subsidiary have any knowledge of any current union organizing activities among the REG Employees; (v) the Company and its Subsidiaries are, and have at all times been, in compliance with all Applicable Employment Laws, and are not engaged in any ULP, except for such failures that could not, singly or in the aggregate, have a Material Adverse Effect on the Company; (vi) except such as could not, singly or in the aggregate, have a Material Adverse Effect on the Company, there are no pending or, to the best knowledge of the Company, threatened (A) ULP charges or complaints against the Company or any REG Subsidiary before the NLRB, (B) grievance or arbitration proceedings arising out of any collective bargaining agreement or other grievance procedures relating to the Company or any REG Subsidiary, (C) wage and hour claims against the Company or any REG Subsidiary with the DOL, (D) OSHA citations relating to the Company or any REG Subsidiary, or (E) charges relating to the Company or any REG Subsidiary before the EEOC;
(vii) to the best knowledge of the Company, no Governmental Authority responsible for the enforcement of labor or employment laws is conducting or intends to conduct an investigation relating to the Company or any REG Subsidiary which could, singly or in the aggregate, have a Material Adverse Effect on the Company; (viii) there are no Proceedings pending or to the best knowledge of the Company threatened against, and no Person has alleged breach of any express or implied contract of employment or of any Applicable Employment Law by, the Company or any REG Subsidiary, which Proceeding or breach could, singly or in the aggregate, have a Material Adverse Effect on the Company; and (ix) except as set forth on Schedule 4.12, there are no employment contracts, change of control agreements or severance agreements with any REG Employees.

                                  (b)  The Company and its Subsidiaries have no
liabilities with respect to any (i) "plant closing" (as defined in the Work Adjustment and Retraining Notification Act of 1988 ("WARN Act")) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any REG Subsidiary, or (ii) "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of the Company or any REG Subsidiary; nor has the Company or any REG Subsidiary been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law.

                 4.13     TAXES

                          All Tax Returns and reports required to be filed by
the Company or any of the REG Subsidiaries have been timely filed (taking into account extensions), all such Tax Returns are true, correct and complete, and all Taxes, due or claimed to be due from the Company or any of the REG Subsidiaries have been paid, other than those being contested in good faith or those currently payable without penalty or interest and for which an adequate reserve or accrual has been established. There is no actual or proposed additional Tax assessments for any fiscal period against the Company or any of the REG Subsidiaries that could, singly or in the aggregate, have a Material Adverse Effect on the Company.

                 4.14     ERISA

                                  (a)  The Company and its ERISA Affiliates (i)
are in compliance with the provisions of ERISA and the Code except where the failure to so comply could not, singly or in the aggregate, have a Material Adverse Effect on the Company, and (ii) have not incurred any material liability with respect to any Benefit Plan or Multiemployer Plan to the Pension Benefit Guaranty Corporation (the "PBGC"), the Internal Revenue Service (the "IRS"), any Benefit Plan or Multiemployer Plan, or any other party (other than to make payments to participants in the ordinary course of business). Each of the Benefit Plans of the Company is in compliance with all Applicable Laws except where the failure so to comply could not, singly or in the aggregate, have a Material Adverse Effect on the Company. The Company has no Benefit Plan that is intended to be a qualified plan under section 401(a) of the Code. The liabilities incurred under each Benefit Plan of the Company are, to the extent required, reflected on the Company's Financial Statements in accordance with generally accepted accounting principals. No condition exists that could subject the Company or any ERISA Affiliates to the loss of a Federal tax deduction under section 280G of the Code. No event or transaction has occurred that could result in the Company or any of its ERISA Affiliates incurring any liability, fine or penalty with respect to any Benefit Plan or Multiemployer Plan that could, singly or in the aggregate, have a Material Adverse Effect on the Company.

                                  (b)   Each Benefit Plan of the Company is in
writing and with respect to each such plan the Company has previously made available to the Investors (i) a true and complete copy thereof, (ii) a copy of each trust or other funding arrangement, (iii) the most recent summary plan description and any applicable summary of material modifications, and (iv) the most recently filed IRS Form 5500. Except as contemplated herein or as disclosed in the Disclosure Documents, the Company and its Subsidiaries have no commitment or obligation to (x) create or incur material liability with respect to or cause to exist any other employee benefit plan, program or arrangement,
(y) enter into any material contract or agreement to provide compensation or benefits to any individual or (z) modify or terminate any Benefit Plan, other than with respect to a modification or termination required by Applicable Law.

                 4.15     GOVERNMENTAL CONSENTS

                          No Consent of, or filing, registration or
qualification with, any Governmental Authority is required in connection with, or as a condition to, the execution and delivery of this Agreement or any of the other Documents or the consummation of the Restructuring Transactions except (i) approval by a bankruptcy court of competent jurisdiction of the Prepackaged Plan and the entry by such bankruptcy court of the Confirmation Order, (ii) filing





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the Certificate of Amendment to the Certificate of Incorporation with respect to the amendments contemplated by the Prepackaged Plan with the Secretary of State of the State of Delaware pursuant to Section 242 of the General Corporation Law of the State of Delaware, (iii) filings, registrations, or qualifications, if any, required to be made or obtained on or before the Closing Date under (A) the Securities Act, (B) the Exchange Act, (C) the Trust Indenture Act of 1939, as amended (the "TIA"), (D) state securities laws, (E) the HSR Act, or (F) any Applicable Law governing the sale of alcoholic beverages in the jurisdictions within which the Company or Chi-Chi's currently does business, each of which the Company shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to make or obtain on or before the Closing Date (iv) filings, registrations, or qualifications, required to be made or obtained pursuant to or in connection with the Credit Facility and (v) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Restructuring Transactions and would not have a Material Adverse Effect on the Company.

                 4.16     TITLE TO PROPERTIES

                          Each of the Company and each REG Subsidiary (a) has
legal and valid title to all the real properties and other assets (tangible, intangible or mixed) it reflects in its Financial Statements as owned, free and clear of all Liens, except for Liens set forth on Schedule 4.16 and (b) enjoys peaceful and undisturbed possession under all leases to which it is a party as lessee. All of the leases to which the Company or any REG Subsidiary is a party are legal, valid and binding and in full force and effect, and no breach thereof by the Company, any REG Subsidiary or any other party thereto has occurred or is continuing thereunder. No property or asset, the value of which is reflected in the balance sheets included in the Financial Statements of the Company, is held under any lease (other than a capitalized lease) or under any conditional sale or other title retention agreement. Except for such assets, plants and facilities as are immaterial in the aggregate to the business of the Company and the REG Subsidiaries taken as a whole, all tangible assets, plants and facilities of each of the Company and the REG Subsidiaries are adequate for the uses to which they are being put or would be put in the ordinary course of business.

                 4.17     GOVERNMENTAL REGULATIONS

                          None of the Company or any of its Subsidiaries is
subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Act of 1935, as amended, the Federal Power Act, the Interstate Commerce Act, the Commodity Exchange Act or any Federal or State statute or regulation limiting its ability to incur or assume indebtedness for borrowed money.

                 4.18     BROKERS

                          Except as set forth in the Disclosure Statement on
the date hereof, none of Grace, the Company or any of the REG Subsidiaries is under any obligation to pay any financial advisory, broker's, finder's or similar fee or commission in connection with the Restructuring Transactions.

                 4.19     ENVIRONMENTAL MATTERS

                                  (a)  Except where the failure to comply could
not, singly or in the aggregate, have a Material Adverse Effect on the Company, each of the Company and the REG Subsidiaries is in compliance with the provisions of all Environmental Laws, which compliance includes, but is not limited to, the possession by the Company or the REG Subsidiaries, as appropriate, of all licenses, permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. None of the Company or any of the REG Subsidiaries has received any communication (written or oral), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that the Company or any of the REG Subsidiaries is not in such compliance where the failure to comply could, singly or in the aggregate, have a Material





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Adverse Effect on the Company, and there are no currently existing circumstances known to the Company that, if not corrected, could prevent such compliance in the future.

                                  (b)  There is no Environmental Claim pending
or to the best knowledge of the Company, threatened against the Company or any of the REG Subsidiaries or against any Person whose liability for any Environmental Claim the Company or any of the REG Subsidiaries has retained or assumed either contractually or by operation of law and to the best knowledge of the Company, there is no basis for any such claim, that could, singly or in the aggregate, have a Material Adverse Effect on the Company.

                 4.20     CONDUCT OF BUSINESS

                                  (a)  Except as disclosed in the Disclosure
Statement on the date hereof or as consented to by the Investors, since June 28, 1993 the Company and the REG Subsidiaries have conducted their respective businesses only in the ordinary course in all material respects. Without limiting the generality of the foregoing, except as disclosed in the Disclosure Statement on the date hereof, since June 28, 1993, neither the Company nor any of the REG Subsidiaries has taken any of the actions referred to in Section 6.4 hereof without the consent of the Investors.

                                  (b)  Except as set forth in the Disclosure
Statement on the date hereof, since June 28, 1993 there has been no material adverse change in the assets, capitalization (other than as contemplated herein), earnings, business, operations, and condition (financial or otherwise), of the Company and the REG Subsidiaries, taken as a whole.

SECTION 5.       REPRESENTATIONS AND WARRANTIES

                 Foodmaker and Chi-Chi's hereby represent and warrant to each o ther party hereto as follows:

                 5.1      ORGANIZATION, STANDING AND QUALIFICATION

                                  (a)  Chi-Chi's and each of its Subsidiaries
(i) is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) has all requisite power and authority to own or lease, and operate its properties and assets, and to carry on its business as now conducted and as proposed to be conducted; (iii) is duly qualified or licensed to do business and is in good standing in all jurisdictions in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed, where the failure to qualify could, singly or in the aggregate, have a Material Adverse Effect on Chi-Chi's; and (iv) has obtained all licenses, permits, franchises and other governmental authorizations necessary to the ownership or operation of its properties or the conduct of its business except for such failures to obtain could not, singly or in the aggregate, have a Material Adverse Effect on Chi-Chi's.

                                  (b)  As of the Closing, the only direct or
indirect subsidiaries of Chi-Chi's will be those set forth on Schedule 5.1 hereof (collectively, the "Chi-Chi's Subsidiaries"). Except as set forth on
Schedule 5.1, none of Chi-Chi's or any of its Subsidiaries owns, directly or indirectly, any of the capital stock or other equity securities of any other Person. All of the issued and outstanding shares of capital stock of the Chi-Chi's Subsidiaries are duly authorized, have been validly issued, fully paid and nonassessable and except as set forth on Schedule 5.1 hereof are, and as of the Closing will be, owned by Chi-Chi's free and clear of all Liens other than Liens, if any, granted in connection with, and securing obligations under, the Credit Facility.





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

                 5.2      CAPITALIZATION

                                  (a)  The total authorized capital stock of
Chi-Chi's consists of 2,000 shares of common stock, no par value, 1,000 shares of which are issued and outstanding and 250,000 shares of preferred stock, par value $.25 per share, none of which are issued and outstanding.

                                  (b)  Each share of Chi-Chi's capital stock
that is issued and outstanding (i) has been duly authorized and validly issued,
(ii) is fully paid and nonassessable and free of preemptive and similar rights,
(iii) is legally and beneficially owned by Foodmaker, and (iv) immediately following the Closing will be free and clear of all Liens and restrictions on voting and transfer other than restrictions on transfer imposed by Federal and state securities laws. Upon consummation of the Merger, REG-ET Corp., a wholly owned Subsidiary of REG-M, will acquire valid title to the Chi-Chi's Stock, free and clear of all Liens and restrictions on voting and transfer other than
(x) restrictions on transfer imposed by Federal and state securities laws and
(y) Liens imposed by the Credit Facility.

                                  (c)  Except for this Agreement or as set
forth in the Disclosure Statement on the date hereof, there are, and immediately following the Closing there will be, no outstanding (i) securities convertible into or exchangeable for any capital stock of Chi-Chi's or any Chi-Chi's Subsidiary, (ii) options, warrants or other rights to purchase or subscribe to capital stock of Chi-Chi's or any Chi-Chi's Subsidiary or securities convertible into or exchangeable for capital stock of Chi-Chi's or any Chi-Chi's Subsidiary, or (iii) contracts, commitments, agreements, understandings, arrangements, calls or claims of any kind relating to the issuance of any capital stock of Chi-Chi's or any Chi-Chi's Subsidiary, any such convertible or exchangeable securities or any such options, warrants or rights.

                                  (d)  Schedule 5.2 hereto sets forth and
describes all outstanding indebtedness (including capitalized lease obligations) of Chi-Chi's and each of the Chi-Chi's Subsidiaries. Except as set forth in the Disclosure Statement on the date hereof, neither Chi-Chi's nor any of the Chi-Chi's Subsidiaries has, or immediately following the Closing will have, any material liabilities or obligations of any nature, absolute, accrued, contingent or otherwise (including, without limitation, liabilities for Previously Divested Operations of Chi-Chi's) other than liabilities or obligations incurred after the date hereof in a manner not prohibited by
Section 6.4 hereof, which liabilities or obligations are disclosed in the Registration Statement on the date it is declared effective. The principal amount of capitalized leases and the face amount of indebtedness (other than amounts owing to third parties in respect of trade payables, accrued liabilities, deferred income, straight line rent, CAPE withholding and matching, deferred gains on sale leasebacks, unclaimed property and other liabilities) to be retained by or assigned to Chi-Chi's and its Subsidiaries immediately prior to the Merger shall not exceed $7 million and $2 million, respectively.

                                  (e)  As of the Closing Date, the Chi-Chi's
Payment shall not exceed the Chi-Chi's Permitted Amount.

                 5.3      AUTHORIZATION OF AGREEMENT AND OTHER DOCUMENTS

                                  (a)  The execution and delivery of this
Agreement and the other Documents to which Foodmaker, Chi- Chi's or any of the Chi-Chi's Subsidiaries is a party, and the consummation of the Restructuring Transactions, have been duly authorized by the Board of Directors of Foodmaker and Chi-Chi's and no other proceedings on the part of Foodmaker, Chi-Chi's, any of the Chi-Chi's Subsidiaries or any of their respective stockholders or Affiliates are necessary to authorize this Agreement or the other Documents or to consummate the Restructuring Transactions. This Agreement is, and, as of the Closing Date, each of the Documents to which Foodmaker, Chi-Chi's or any of the Chi-Chi's Subsidiaries is a party will be, a valid and binding obligation of Foodmaker, Chi-Chi's or such Subsidiary, as the case may be, enforceable in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting enforcement of creditors' rights generally, and by general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

                                  (b)  Foodmaker and each of its Subsidiaries
has full power and authority to execute and deliver each of the Documents to which it is a party, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

                 5.4      INVESTMENT

                                  (a)  Foodmaker is acquiring the Equity
Securities being acquired by it hereunder for investment (for its own account or for accounts over which it exercises investment control), and not with a view to, or for offer or sale in connection with, any distribution thereof, which would be in violation of the Securities Act or any applicable State securities law, without prejudice, however, to Foodmaker's right at all times to sell or otherwise dispose of all or any part of said Equity Securities pursuant to an effective registration statement under the Securities Act and applicable state securities laws, or under an exemption from such registration available under the Securities Act and other applicable State securities laws.

                                  (b)  Foodmaker (i) is knowledgeable,
sophisticated and experienced in business and financial matters and fully understands the limitations on transfer described in Section 9.10 hereof; and
(ii) is an "accredited investor" as such term is defined in Rule 501(a) of Regulation D under the Securities Act. For purposes of certain opinions to be delivered at the Closing, Latham & Watkins will rely upon the accuracy and truth of the foregoing representations and Foodmaker hereby consents to such reliance.

                 5.5      DISCLOSURE DOCUMENTS

                          Each Disclosure Document (and each amendment or
supplement thereto) with respect to information concerning Foodmaker, Chi-Chi's or any of the Chi-Chi's Subsidiaries (a) as of the respective date thereof, (b) in the case of the Disclosure Statement, as then amended, at the time of the filing of the Prepackaged Plan with a bankruptcy court of competent jurisdiction, and (c) in the case of the Registration Statement, as then amended, on the Closing Date, did not or shall not, as the case may be, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that the foregoing representation shall not apply to projected information contained in the Disclosure Documents under the heading "Forecast of Certain Financial Data" or otherwise.

                 5.6      NO VIOLATION

                                  (a)  None of Foodmaker, Chi-Chi's or any of
the Chi-Chi's Subsidiaries is (i) in violation of its respective Charter Documents, or (ii) except as set forth in the Disclosure Statement on the date hereof, in default in the performance of any obligation, agreement or condition contained in an Applicable Agreement, which default could, singly or in the aggregate, have a Material Adverse Effect on Chi-Chi's (other than a default under the Foodmaker Bank Agreement, which default will be cured on or prior to the Closing).

                                  (b)  Neither the execution or delivery by
Foodmaker, Chi-Chi's or any of the Chi-Chi's Subsidiaries of the Documents to which it is a party, the performance by each of Foodmaker, Chi-Chi's and each Chi-Chi's Subsidiary of its obligations under this Agreement and the other Documents, nor the consummation of the Restructuring Transactions will (i) constitute a breach or violation under the Charter Documents of Foodmaker, Chi-Chi's or any of the Chi-Chi's Subsidiaries; (ii) conflict with, violate, constitute a breach or violation of or a default (with the passage of time or otherwise) under, require the consent of any Person under, give to others any rights of termination, amendment, acceleration or cancellation of or result in the imposition of a Lien on any of the properties or assets of Chi-Chi's or any of the Chi-Chi's Subsidiaries or an acceleration of indebtedness pursuant to, any Applicable Agreement; or (iii) constitute a violation of any Applicable Law, except (A) in the case of clause
(ii) above, consents that have already been obtained or that will be obtained on or prior to the time required or (B) in the case of clauses (ii) and (iii) above, such breaches, violations, defaults, terminations, accelerations or creation of Liens which, singly or in the aggregate, would not prevent or materially delay consummation of the Restructuring Transactions or have a Material Adverse Effect on Chi-Chi's.

                 5.7      INSURANCE

                          Chi-Chi's and its Subsidiaries maintain, with
reputable insurers, insurance in such amounts, including deductible arrangements, and of such a character as is usually maintained by reasonably prudent managers of companies engaged in the same or similar business.

                 5.8      FINANCIAL STATEMENTS; FULL DISCLOSURE

                                  (a)  The Financial Statements of Chi-Chi's
present fairly the financial position of Chi-Chi's and its consolidated Subsidiaries as of the dates thereof and the results of their respective operations for the periods then ended. The Audited Financial Statements of Chi-Chi's have been prepared in accordance with GAAP for year-end financial information and with Regulation S-X. The Unaudited Financial Statements of Chi-Chi's have been prepared in a manner consistent with the Audited Financial Statements of Chi-Chi's and in accordance with GAAP for interim financial information and with Regulation S-X and include all adjustments (consisting of normal recurring accruals) which Chi-Chi's reasonably considers necessary for a fair presentation.

                                  (b)  The Pro Forma Information, to the extent
it is based on information relating to Chi-Chi's and its Subsidiaries provided to the Company by Foodmaker, (i) presents fairly in all material respects the pro forma financial position and results of operations of the reorganized Company and its subsidiaries, as of the dates and for the periods indicated,
(ii) has been prepared on a basis consistent with the Audited Financial Statements of Chi-Chi's, except for the pro forma adjustments or as otherwise specified therein, and (iii) gives effect to the assumptions described therein and presents fairly in all material respects the historical and proposed transactions contemplated by this Agreement and the other Documents. The Projections, to the extent they are based on information relating to Chi-Chi's and its Subsidiaries provided to the Company by Foodmaker, have been prepared by the management of Chi-Chi's, based on good faith estimates and assumptions, and there is no reason to believe that such estimates and assumptions are not reasonable.

                                  (c)  Foodmaker has filed all required forms,
reports and documents with the Commission since December 28, 1992, including all exhibits thereto (collectively, the "Foodmaker SEC Documents"), each of which complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act as in effect on the dates so filed. None of the Foodmaker SEC Documents (as of their respective filing dates) contained any untrue statement of a material fact or omitted to state a material fact related to Chi-Chi's or any of its Subsidiaries required to be stated therein or necessary in order to make the statements made therein related to Chi-Chi's and its Subsidiaries, in light of the circumstances under which they were made, not misleading. None of Chi-Chi's nor any of the Chi-Chi's Subsidiaries is required to file any forms, reports or other documents with the Commission.

                                  (d)  No representation or warranty by
Foodmaker, Chi-Chi's or any of the Chi-Chi's Subsidiaries in any of the Documents, and no statement contained in any data furnished by or on behalf of Foodmaker or its Subsidiaries to any other Purchaser or the Company, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made or will be made, not misleading, or necessary in order to fully provide the information required or purported to be provided therein.





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

                 5.9      SUPPLIERS; FRANCHISEES

                          Except as set forth in the Disclosure Statement on
the date hereof, (a) there has not been any material adverse change in the business relationship of Chi-Chi's or any of its Subsidiaries with any of its material suppliers; and (b)(i) there is no default by Chi-Chi's, any of its Subsidiaries or, to the best knowledge of Foodmaker and Chi-Chi's, any other party under any agreement between Chi-Chi's or any of its Subsidiaries and any of their respective franchisees, and (ii) there has not been an adverse change in the business relationship of Chi-Chi's or any of its Subsidiaries with any of its franchisees which could, singly or in the aggregate, have a Material Adverse Effect on Chi-Chi's.

                 5.10     INTELLECTUAL PROPERTY

                          Chi-Chi's and its Subsidiaries own, or are licensed
to use, all Intangible Property required to permit the operation of their businesses as currently conducted, including, without limitation, all of the rights to own, operate and franchise restaurants under the "HomeTown Buffet" name and concept in all existing locations operated by Chi-Chi's or any of its Affiliates. Neither Foodmaker nor any of its Subsidiaries (other than Chi-Chi's and its Subsidiaries) currently has any rights to own, operate or franchise restaurants under the "HomeTown Buffet" name or concept. There are no Proceedings pending or, to the best knowledge of Foodmaker and Chi-Chi's, threatened concerning any of such items of Intangible Property and there is no basis for any such Proceeding. Except as set forth in the Disclosure Statement on the date hereof, each such license is valid, binding and enforceable in accordance with its terms and the use of each item of Intangible Property used or required to permit the operation of their businesses as currently conducted does not conflict with, infringe upon, or violate any proprietary or other rights of any other Person except such conflicts, infringements or violations that could not singly or in the aggregate have a Material Adverse Effect on Chi-Chi's.

                 5.11     CONFLICTS OF INTEREST

                          The information set forth under the caption "Certain
Relationships and Related Transactions" in each Disclosure Document (and each amendment or supplement thereto) (a) as of the date thereof, (b) in the case of the Disclosure Statement, as then amended, at the time of the filing of the Prepackaged Plan with a bankruptcy court of competent jurisdiction, and (c) in the case of the Registration Statement, as then amended, on the Closing Date, includes or will include, as the case may be, all information that would be required to be disclosed under Item 404 if Chi-Chi's were registering the sale of securities under the Securities Act pursuant to Form S-1 promulgated thereunder.

                 5.12     LITIGATION

                          There is no Proceeding or series of related
Proceedings against or affecting Foodmaker, Chi-Chi's or any of their respective Subsidiaries or any of their properties or assets, that could, singly or in the aggregate, have a Material Adverse Effect on Chi-Chi's. Neither Foodmaker nor any of its Subsidiaries is subject to any judgment, injunction, decree, writ, interpretation or order of any Governmental Authority that could, singly or in the aggregate, have a Material Adverse Effect on Chi-Chi's.

                 5.13     LABOR MATTERS

                                  (a)  Except as set forth in the Disclosure
Statement on the date hereof or for events that occur after the date hereof in a manner not prohibited by Section 6.4 hereof, which events are disclosed in the Registration Statement on the date it is declared effective (i) there is no labor strike, dispute, slowdown, work stoppage or lockout pending or, to the best knowledge of Foodmaker and Chi-Chi's, threatened against or affecting Chi-Chi's or any Chi-Chi's Subsidiary that, singly or in the aggregate, could have a Material Adverse Effect on Chi-Chi's and, during the past five years, there has not been any such action; (ii) there are no union claims to represent the employees of Chi-Chi's or any Chi-Chi's Subsidiary; (iii) neither Chi-Chi's nor any Chi-Chi's Subsidiary is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Chi-Chi's or any Chi-Chi's Subsidiary; (iv) none of the employees of Chi-Chi's or any Chi-Chi's Subsidiary are represented by any labor organization and none of Chi-Chi's or any Chi-Chi's Subsidiary have any knowledge of any current union organizing activities among the employees of Chi-Chi's or any Chi-Chi's Subsidiary, nor to their best knowledge does any question concerning representation exist concerning such employees; (v) there are no written personnel policies, rules or procedures applicable to employees of Chi-Chi's or any Chi-Chi's Subsidiary, other than those set forth or otherwise identified on Schedule 5.13; (vi) Chi-Chi's and the Chi-Chi's Subsidiaries are, and have at all times been, in material compliance with all Applicable Employment Laws and are not engaged in any ULP; (vii) there is no ULP charge or complaint against Chi-Chi's or any Chi-Chi's Subsidiary pending or, to the best knowledge of Foodmaker and Chi-Chi's, threatened before the NLRB; (viii) there is no grievance or arbitration proceeding arising out of any collective bargaining agreement or other grievance procedure relating to Chi-Chi's or any Chi-Chi's Subsidiary; (ix) no charges with respect to or relating to Chi-Chi's or any Chi-Chi's Subsidiary are pending before the EEOC that could, singly or in the aggregate, have a Material Adverse Effect on Chi-Chi's; (x) to the knowledge of Chi-Chi's and its Subsidiaries, no Governmental Authority responsible for the enforcement of labor or employment laws intends to conduct an investigation with respect to or relating to Chi-Chi's or any of its Subsidiaries and no such investigation is in progress; (xi) there are no pending or, to the best knowledge of Foodmaker and Chi-Chi's, threatened wage and hour claims filed against Chi-Chi's or any of its Subsidiaries with the DOL; (xii) there are no pending OSHA citations relating to Chi-Chi's or any of its Subsidiaries and, to the best knowledge of Foodmaker and Chi-Chi's, OSHA has not threatened to file any citation; (xiii) there is no pending investigation of, or complaint pending against, Chi-Chi's or any of its Subsidiaries by the Office of Federal Contract Compliance Programs or any similar state or foreign agency; (xiv) there are no Proceedings pending or, to the best knowledge of Foodmaker and Chi-Chi's, threatened against, and no Person has alleged breach of any express or implied contract of employment or of any Applicable Employment Law by, Chi-Chi's or any Chi-Chi's Subsidiary; and
(xv) there are no employment contracts or severance agreements with any employees of Chi-Chi's or its Subsidiaries.

                                  (b)  Since the enactment of the WARN Act,
Chi-Chi's and its Subsidiaries have not effectuated (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Chi-Chi's or any Chi-Chi's Subsidiary, or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of Chi-Chi's or any Chi-Chi's Subsidiary; nor has Chi-Chi's or any Chi-Chi's Subsidiary been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law.

                 5.14     TAXES

                          All Tax Returns and reports required to be filed by
Foodmaker or any of its Subsidiaries have been timely filed (taking into account extensions), all such Tax Returns are true, correct and complete, and all material Taxes, due or claimed to be due from Foodmaker or any of its Subsidiaries have been paid, other than those being contested in good faith or those currently payable without penalty or interest and for which an adequate reserve or accrual has been established. There is no actual or proposed additional Tax assessments for any fiscal period ending on or prior to the Closing Date against Foodmaker or any of its Subsidiaries that could, singly or in the aggregate, have a Material Adverse Effect on Chi-Chi's.

                 5.15     ERISA

                                  (a)  Foodmaker and its ERISA Affiliates (i)
are in compliance with the provisions of ERISA and the Code, and (ii) have not incurred any material liability with respect to any Benefit Plan or Multiemployer Plan to the PBGC, the IRS, any Benefit Plan or Multiemployer Plan or any other party (other than to make premium payments to the PBGC or benefit payments to participants in the ordinary course of business).





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
Each of the Benefit Plans of Chi-Chi's is in material compliance with all Applicable Laws. The IRS has determined that each such Benefit Plan that is intended to be a qualified plan under section 401(a) of the Code is so qualified and Foodmaker is aware of no event or circumstance that would adversely affect such determination. The liabilities incurred under each such Benefit Plan are accurately reflected on Chi-Chi's Financial Statements. No condition exists that could subject Chi-Chi's or any ERISA Affiliate to the loss of a federal tax deduction under section 280G of the Code. No condition exists or event or transaction has occurred that could result in Foodmaker or any such ERISA Affiliate incurring any liability, fine or penalty with respect to any Benefit Plan or Multiemployer Plan that could, singly or in the aggregate, have a Material Adverse Effect on Chi-Chi's.

                                  (b)  Each Benefit Plan of Chi-Chi's is in
writing and with respect to each such plan Foodmaker has previously furnished the Company and the other Purchasers with (i) a true and complete copy thereof,
(ii) a copy of each trust or other funding arrangement, (iii) the most recent summary plan description and any applicable summary of material modifications,
(iv) the most recently filed IRS Form 5500, (v) the most recently received IRS determination letter, and (vi) the most recently prepared actuarial report and financial statement, if applicable. Except as contemplated herein, Chi-Chi's and its Subsidiaries have no commitment or obligation to (x) create or incur material liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (y) enter into any material contract or agreement to provide compensation or benefits to any individual or (z) modify or terminate any Benefit Plan, other than with respect to a modification or termination required by ERISA or the Code.

                 5.16     GOVERNMENTAL CONSENTS

                          No consent, approval or authorization of, or filing,
registration or qualification with, any Governmental Authority is required in connection with, or as a condition to, the execution and delivery of this Agreement or any of the other Documents or the consummation of the Restructuring Transactions by Foodmaker, Chi-Chi's and the Chi-Chi's Subsidiaries except (i) filings, registrations or qualifications, if any, required to be made or obtained on or before the Closing Date under (A) the Securities Act, (B) the Exchange Act, (C) state securities laws, (D) the HSR Act or (E) any Applicable Law governing the sale of alcoholic beverages in the jurisdictions within which the Company or Chi-Chi's currently does business, each of which Foodmaker shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to make or obtain on or before the Closing Date and
(ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Restructuring Transactions and would not have a Material Adverse Effect on the Company or Chi-Chi's.

                 5.17     TITLE TO PROPERTIES

                          Each of Chi-Chi's and each Chi-Chi's Subsidiary (a)
has legal and valid title to all the real properties and other assets (tangible, intangible or mixed) it reflects in its Financial Statements as owned, free and clear of all Liens, except for Liens set forth on Schedule 5.17 and (b) enjoys peaceful and undisturbed possession under all leases to which it is a party as lessee. All of the leases to which Chi-Chi's or any Chi-Chi's Subsidiary is a party are legal, valid and binding and in full force and effect, and no default by Chi-Chi's, any Chi-Chi's Subsidiary or, to the best knowledge of Foodmaker and Chi-Chi's, any other party thereto has occurred or is continuing thereunder. No property or asset, the value of which is reflected in the balance sheets included in the Financial Statements of Chi-Chi's, is held under any lease or under any conditional sale or other title retention agreement. Except for such assets, plants and facilities as are immaterial in the aggregate to the business of Chi- Chi's and the Chi-Chi's Subsidiaries taken as a whole, all tangible assets, plants and facilities of each of Chi-Chi's and the Chi- Chi's Subsidiaries are in good condition and repair and are adequate for the uses to which they are being put.





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
                 5.18     BROKERS

                          Except as set forth in the Disclosure Statement on
the date hereof or on Schedule 5.18, neither Foodmaker, Chi-Chi's nor any of the Chi-Chi's Subsidiaries is under any obligation to pay any financial advisory, broker's, finder's or similar fee or commission in connection with the Restructuring Transactions.

                 5.19     ENVIRONMENTAL MATTERS

                                  (a)  Each of Chi-Chi's and the Chi-Chi's
Subsidiaries is in compliance with the provisions of all Environmental Laws, which compliance includes, but is not limited to, the possession by Chi-Chi's or the Chi-Chi's Subsidiaries, as appropriate, of all licenses, permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof where the failure to comply could, singly or in the aggregate, have a Material Adverse Effect on Chi-Chi's. None of Foodmaker, Chi-Chi's or any of the Chi-Chi's Subsidiaries has received any communication (written or oral), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that Chi-Chi's or any of its Subsidiaries is not in such compliance where the failure to comply could, singly or in the aggregate, have a Material Adverse Effect on Chi-Chi's, and there are no currently existing circumstances known to Foodmaker or Chi-Chi's that, if not corrected, could prevent such compliance in the future.

                                  (b)  There is no Environmental Claim pending
or, to the best knowledge of Foodmaker or Chi-Chi's, threatened against Chi-Chi's or any of its Subsidiaries or against any Person whose liability for any Environmental Claim Chi-Chi's or any of the Chi-Chi's Subsidiaries has retained or assumed either contractually or by operation of law and, to the best knowledge of Foodmaker or Chi-Chi's, there is no basis for any such claim that could, singly or in the aggregate, have a Material Adverse Effect on Chi-Chi's.

                                  (c)  Without in any way limiting the
generality of the foregoing, to the best knowledge of Foodmaker or Chi-Chi's,
(a) there are no underground storage tanks present at any of the Real Property, and (b) no polychlorinated biphenyls (PCBs) or PCB-containing items are used or stored at any of the Real Property.

                 5.20     CONDUCT OF BUSINESS

                                  (a)  Except as disclosed in the Disclosure
Statement on the date hereof, since March 29, 1993 Chi-Chi's and the Chi-Chi's Subsidiaries have conducted their respective businesses only in the ordinary course. Without limiting the generality of the foregoing, except as disclosed in the Disclosure Statement on the date hereof, since March 29, 1993, neither Chi-Chi's nor any Chi-Chi's Subsidiary has taken any of the actions referred to in Section 6.4 hereof.

                                  (b)  Except as set forth in the Disclosure
Statement on the date hereof, since March 29, 1993 there has been no material adverse change in the assets, capitalization, earnings, business, operations, conditions (financial or otherwise), prospects or compensation arrangements of Chi-Chi's and the Chi-Chi's Subsidiaries.

SECTION 6.       CERTAIN COVENANTS

                 6.1      ACCESS TO INFORMATION

                          From the date hereof to the Closing, each of the
Company and Foodmaker shall, and shall cause its respective Subsidiaries, officers, directors, employees and agents to, afford to the Investors and to any proposed lenders ("Lenders") under the Credit Facility, full access at all reasonable times, and upon reasonable notice, to (i) the officers, employees, agents, accountants, counsel, properties, books, commitments, financing sources, contracts and records of the Restaurant Companies and (ii) such additional financial and operating data and other





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
information relating to the Restaurant Companies as any of the Investors or Lenders may from time to time reasonably request; provided that each Investor will (and will use its reasonable best efforts to cause each of its representatives to) keep confidential any non-public information concerning the Restaurant Companies furnished under this Section 6.1, unless disclosure of such information is necessary to respond to inquiries of regulatory authorities, or is ordered pursuant to judicial or administrative process or is otherwise required by law or the applicable rules of any stock exchange.

                 6.2      NO SOLICITATIONS

                          Each of Grace, the Company and Foodmaker agrees that
it shall not, and shall use its best efforts to cause its Subsidiaries, officers, directors, employees, and agents not to, (a) directly or indirectly, initiate, solicit or encourage any inquiries or proposals regarding, (i) any merger or consolidation of any Restaurant Company with or into any Person other than another Restaurant Company, (ii) any acquisition or purchase of capital stock of any Restaurant Company, (iii) any acquisitions or purchases of all or a material portion of the assets of any Restaurant Company other than sales of certain restaurants of the Company and its Subsidiaries contemplated by the Restaurant Enterprises Group Strategic Business Plan 1993-1997 or (iv) any offer to effect any other transaction inconsistent with the transactions contemplated by this Agreement and the other Documents, or (b) in the event of any unsolicited proposal (a "Proposal") for any such transaction, engage in negotiations or provide any confidential information or data to any person relating to any such Proposal. Grace, the Company or Foodmaker, as the case may be, shall notify the Investors in writing of all Proposals, which notice shall state the terms and conditions of such Proposal and the identity of the person making it (together with a copy of such Proposal), within one Business Day of the receipt thereof.

                 6.3      NO DILUTION

                          Prior to the Closing, except as otherwise
contemplated by the Plan or pursuant to the exercise of outstanding options to purchase not more than 5,000 shares of the Company's common stock, the Company shall not, and the Company shall not permit any of the REG Subsidiaries to, and Foodmaker shall not permit Chi-Chi's or any of its Subsidiaries to, directly or indirectly, authorize for issuance, issue, sell or deliver any shares of capital stock or any other securities of any of them, or issue any securities convertible into or exchangeable for, or options, warrants to purchase, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or enter into any contract, understanding or arrangement with respect to the issuance of, any shares of capital stock or any other securities of any of them or enter into any arrangement or contract with respect to the purchase or voting of shares of their capital stock, or adjust, split, combine or reclassify any of their capital stock or other securities, or make any other changes in their capital structures.

                 6.4      CONDUCT OF BUSINESS

                          Prior to the Closing, the Company shall, and shall
cause each of the REG Subsidiaries to, and Foodmaker shall cause Chi-Chi's and each of the Chi-Chi's Subsidiaries to, conduct its business consistent with past normal business practice and use its reasonable best efforts to preserve and protect its goodwill and positive relations with employees, creditors, lessors, vendors, licensors, licensees, suppliers, franchisees and customers. Without limiting the generality of the foregoing,

                                  (a)  Except as provided below, without the
prior written consent of the Investors, the Company shall not, and shall not permit any of the REG Subsidiaries and Foodmaker shall not permit Chi-Chi's or any of the Chi-Chi's Subsidiaries to (i) transfer any assets, other than sales of inventory or other personal property consistent with past normal business practice, (ii) create, assume, or incur any Liens in respect of assets, other than non-consensual Liens created consistent with past normal business practice, (iii) purchase or acquire any business, property or assets, other than purchases of inventory and equipment consistent with past normal business





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
practice, (iv) repay or refinance any material liabilities (other than the assumption by Foodmaker or any of its Affiliates of liabilities of Chi-Chi's),
(v) declare or pay any dividends or make any distributions of any kind on, or make any payments of any kind on account of the purchase or other acquisition or redemption or other retirement of, any shares of capital stock of the Company or Chi-Chi's or any options or warrants to purchase any such shares,
(vi) except as contemplated by Section 6.4(c) hereof or in connection with the ongoing conversion of the restaurants acquired from Marriott Corporation in 1992, commit or otherwise obligate itself to make, any capital expenditure, capital addition or capital improvement, other than ongoing routine maintenance consistent with past normal business practice, (vii) except as contemplated by the Restructuring, modify or amend its Charter Documents, (viii) grant any increase in the remuneration payable to directors or officers, or grant any increase, other than consistent with past normal business practice, in the remuneration payable to other employees, agents, consultants or advisors, (ix) enter into, modify or amend any benefit plans, trust agreement or arrangement, or any employment agreement, severance agreement, compensation agreement, consulting agreement or other similar agreement or contract, (x) modify or amend any material contract or agreement (including, without limitation, any contract or agreement relating to indebtedness), (xi) enter into any transaction with the beneficial holder of a majority of its outstanding common stock or any of its affiliates (other than such Restaurant Company or any of its subsidiaries) or any officer, director or employee of any of them (collectively, "Affiliate Transactions") other than Affiliate Transactions entered into on or after the date hereof, consistent with past normal business practice, (A) in the case of the Company, that do not have a value in excess of $250,000 in the aggregate and (B) with respect to Chi-Chi's, Affiliate Transactions referred to in Section 5.11 hereof, (xii) make any cash disbursement or series of related cash disbursements other than consistent with past normal business practice, (xiii) with respect to the Company, permit the amount of cash collateral securing the Company's obligations under the Grace L/C Facility to be less than $29.5 million, (xiv) with respect to Chi-Chi's, conduct its supply arrangement with Foodmaker other than consistent with past normal business practice including, without limitation, with respect to the frequency of shipments, quality of products and pricing, or (xv) enter into any agreement to do any of the foregoing.

                                  (b)  The Company shall not, and shall cause
the REG Subsidiaries not to (i) dispose of (A) any of the restaurants listed on
Schedule 6.4(b) hereto or (B) any other restaurants, unless in the case of this clause (B) such disposal is contemplated by the Restaurant Enterprises Group Strategic Business Plan 1993-1997 and the Company shall have received the prior approval of the Investors and (ii) remodel or convert any restaurants unless such remodel or conversion is contemplated by Schedule 6.4(b) hereto, which Schedule shall be revised from time to time after the date hereof to reflect such changes as are (x) requested by the Investors or (y) requested by the Company and approved by the Investors. The Company shall, and shall cause the REG Subsidiaries, to (i) effect the remodels and conversions contemplated by such Schedule as so revised and (ii) conduct ongoing routine maintenance consistent with past normal business practice.

                                  (c)  Foodmaker shall cause Chi-Chi's and its
Subsidiaries not to (i) dispose of any restaurants unless Chi-Chi's shall have received the prior approval of the Purchasers or (ii) open, remodel, convert or undertake an image enhancement (pursuant to Chi-Chi's image enhancement program) any restaurants unless such opening, remodel, conversion or enhancement is contemplated by Schedule 6.4(c) hereto, which Schedule shall be revised from time to time after the date hereof to reflect such changes as are
(x) requested by the Purchasers and approved by Foodmaker or (y) requested by Foodmaker and approved by the Purchasers. Foodmaker shall cause Chi-Chi's and its Subsidiaries to (i) effect the openings, remodels and conversions contemplated by such Schedule as so revised and (ii) conduct ongoing routine maintenance consistent with past normal business practice.

                                  (d)  The Company shall not, and Grace and the
Company shall cause each of the REG Subsidiaries not to, and Foodmaker shall cause Chi-Chi's and each of the Chi-Chi's Subsidiaries not to, at any time before the Closing Date, without complying with the notice and other requirements of the WARN Act, effectuate (1) a "plant closing" as defined in the WARN Act affecting any site of employment or one or more facilities or operating units within any site of employment of the Company and its Subsidiaries, or Chi-Chi's and its Subsidiaries, as the case may be; or (2) a "mass layoff" as defined in the WARN Act affecting any site of employment of the Company and its Subsidiaries, or Chi-Chi's and its Subsidiaries, as the case may be; or any





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
similar action under any Applicable Law requiring notice to employees in the event of a plant closing or layoff. Grace or Foodmaker, as the case may be, shall indemnify the Company and defend and hold the Company harmless from and against any and all Losses that the Company may incur in connection with any Proceeding brought against the Company or any of its Subsidiaries under the WARN Act or any similar state or foreign law, which relates to actions taken by the Company and any of the REG Subsidiaries on the one hand, and Chi-Chi's and any of the Chi-Chi's Subsidiaries on the other hand. Grace or Foodmaker, as the case may be, shall indemnify the Company and defend and hold the Company harmless from and against any and all Losses that the Company may incur by reason of any other severance obligations relating to any person employed as of the Closing Date by the Company and the REG Subsidiaries on the one hand, or Chi-Chi's and the Chi-Chi's Subsidiaries on the other hand, including (without limitation) obligations arising under the agreements set forth on Schedule 6.4(d) hereof. For purposes of the WARN Act and this Agreement, the Closing Date is and shall be the same as the "effective date" within the meaning of the WARN Act.

                                  (e)  From and after the dates hereof,
Foodmaker shall not, and shall not permit any of its Affiliates (other than Chi-Chi's and its Subsidiaries) to, own, license, lease, operate or franchise (collectively "Franchise") any restaurants under the "HomeTown Buffet" name or concept (collectively, "HB Restaurants")(i) in any region or territory in which the Company, Chi-Chi's or any of their respective Subsidiaries Franchises HB Restaurants or (ii) in any other region or territory (a "New Territory") unless in the case of this clause (ii), prior to Franchising any HB Restaurant, Foodmaker complies with this Section 6.4(e).

                          Prior to entering into or commencing any Franchise of
an HB Restaurant in a New Territory, Foodmaker shall deliver to the Company a written notice (a "Franchise Notice") specifying the New Territory and the material terms of such proposed Franchise and any related license, including, without limitation, franchise fees, royalties, exclusivity and duration. If the Company delivers to Foodmaker a written notice (an "Acceptance Notice") within 15 Business Days following the delivery of the Franchise Notice (the "Acceptance Period") stating that the Company desires to Franchise HB Restaurants in the New Territory, Foodmaker shall make available to the Company such Franchise, unless not permitted to do so, and Foodmaker shall not, and shall not permit any of its Affiliates (other than the Company and its Subsidiaries) to Franchise HB Restaurants in such New Territory.

                          If the Company shall not deliver the Acceptance
Notice relating to a proposed Franchise to Foodmaker prior to the expiration of the Acceptance Period, Foodmaker may consummate the proposed Franchise in such New Territory; provided that the consummation thereof occurs during the 90 calendar day period immediately following the expiration of the Acceptance Period, upon terms no more favorable to Foodmaker than those set forth in the Franchise Notice.

                 6.5      REORGANIZATION PROCEEDINGS

                          The Company and REG-M shall (a) seek confirmation of
the Prepackaged Plan with a bankruptcy court of competent jurisdiction in the state of Delaware using the acceptances of the Prepackaged Plan received by the Company pursuant to the Prepackaged Plan Solicitation on a hearing date agreed to among the Company and the Investors, (b) file a motion with such bankruptcy court seeking the approval by such bankruptcy court of this Agreement and the other Documents and request that such bankruptcy court hear such motion on a hearing date agreed to among the Company and the Investors, (c) comply in all material respects with the Bankruptcy Code and all other laws, rules, regulations, decrees and orders promulgated thereunder in connection with obtaining confirmation of the Prepackaged Plan, (d) use its best efforts to obtain, and refrain from taking any action that would be likely to prevent, materially impede or result in the revocation of, (i) the entry by such bankruptcy court of the Confirmation Order, (ii) the approval by such bankruptcy court of this Agreement and the other Documents in their entirety,
(iii) a full and complete discharge of all debts of the Company and REG-M (to the fullest extent possible under Section 1141(d) of the Bankruptcy Code) proposed to be discharged in accordance with the Prepackaged Plan and (iv) the vesting upon the entry of the Confirmation Order of the property of the Company





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
in the reorganized Company and of REG-M in reorganized REG-M, in each case free and clear of all claims and interests of creditors and equity security holders to the extent proposed in accordance with the Prepackaged Plan, (e) not consent to any amendment or supplement to, or waiver or modification of, the Prepackaged Plan without the prior written consent of the Investors and (f) not waive the discharge of, or reinstate, or agree to the reinstatement of, or acknowledge or confirm, or reassume any debt of the Company or any of its Subsidiaries that has been discharged by virtue of the confirmation of the Prepackaged Plan or any claim or interest extinguished with respect to the property vested in the reorganized Company.

                 6.6      CERTAIN TAX MATTERS

On or prior to the Closing, Foodmaker and the Company shall enter into the Tax Sharing Agreement.

                 6.7      SECURITIES ACT; TRUST INDENTURE ACT

                                  (a)  As promptly as practicable after the
date hereof, the Company shall prepare, in accordance with all Applicable Law, the Registration Statement and all related documents necessary for the Notes Offering, in each case acceptable to each of the Investors.

                                  (b)  The Company shall (i) file the
Registration Statement with the Commission as promptly as practicable, but in any event it shall use its reasonable best efforts to make such filing on or before the fifteenth business day after the date hereof, (ii) make all other filings, if any, with applicable governmental authorities as may be required by Applicable Law on a timely basis (including, without limitation, all necessary filings under the TIA) and (iii) use its best efforts to cause the Registration Statement to be declared effective by the Commission as promptly as practicable after the filing thereof and the New Indenture to be qualified under the TIA.

                 6.8      OTHER MATTERS

                          On or prior to the Closing, the Company shall deliver
or cause to be delivered to the Investors, resignations of all such officers and directors of the Company and each of its Subsidiaries as shall have been requested by the Investors, in each case together with settlement documents satisfactory to each of the Investors; provided, that if necessary to effectuate the removal of the directors of any such corporation, in lieu of the resignations required by this Section 6.8, a written consent of the shareholders of such corporation shall be executed and a copy thereof shall be delivered to the Investors, which written consent shall provide that the board of directors of such corporation will be reconstituted as of the Closing Date as designated by the Investors in writing prior to the Closing Date.

SECTION 7.       INDEMNIFICATION AND CONTRIBUTION

                 7.1      INVESTOR INDEMNIFICATION

                                  (a)  From and after the Closing each Investor
shall, without limitation as to time, severally and not jointly, indemnify and hold harmless the Company and each of the other Investors, their respective directors and officers, and any person controlling (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) the Company (collectively, the "Indemnified Parties"), in each case to the fullest extent lawful, from and against any and all losses, claims, assessments, liabilities, damages, costs (including, without limitation, the costs of preparation and attorneys' fees) and expenses (including, without limitation, expenses incurred in connection with investigating, preparing or defending any Proceeding, whether or not in connection with pending or threatened litigation in which any Indemnified Party is a party) or Proceeding in respect thereof (collectively,





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
"Losses" as incurred, relating to or arising out of (i) any untrue statement or alleged untrue statement of a material fact contained in the Disclosure Documents or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, which misstatement, alleged misstatement, omission or alleged omission is based solely upon and in conformity with information relating to such Investor furnished in writing by such Investor expressly for use in the Disclosure Documents or (ii) any inaccuracy in, or breach of, any of the representations, warranties or covenants made by such Investor in any of the Documents, in each case whether or not any Indemnified Party is a party to any Proceeding; provided, however, that no Investor shall be liable to any Indemnified Party for any Losses to the extent that it is finally judicially determined by a court of competent jurisdiction (which determination is not subject to appeal) that such Losses arose primarily from such Indemnified Party's willful misconduct or gross negligence. Notwithstanding the foregoing, (i) the indemnification provided for in this Section 7.1(a) shall only apply with respect to Losses incurred on or prior to the fifth anniversary of the Closing Date, (ii) each Investor shall be liable under this Section 7.1(a) with respect to any claim only to the extent that the sum of all Losses for which Indemnification is (or, but for the provisions of this clause (ii) could have been) sought from such Investor to the date of such claim exceeds $250,000 and
(iii) the aggregate amount of Losses that an Investor shall be required to indemnify all Indemnified Parties from and against pursuant to this Section 7.1(a) shall not exceed $50 million.

                                  (b)  No Investor shall consent to entry of
any judgment, enter into any settlement or otherwise seek to terminate any Proceeding in which any Indemnified Party is or could be a party and as to which indemnification or contribution could be sought by such Indemnified Party under this Section 7.1, unless such judgment, settlement or other termination includes as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release, in form and substance satisfactory to such Indemnified Party, from all liability in respect of such Proceeding.

                                  (c)  If the indemnification provided for in
Section 7.1(a) is unavailable to any Indemnified Party in respect of any Losses referred to therein or is insufficient to hold such Indemnified Person harmless (other than by reason of the limitations set forth therein), then the Investor providing such indemnification, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of such Investor, on the one hand, and such Indemnified Party, on the other hand, in connection with the actions, statements or omissions which resulted in such Losses, as well as any other relevant equitable considerations. The relative fault of such Investor, on the one hand, and any Indemnified Party, on the other hand, shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been taken by, or relates to information supplied by, such Investor, on the one hand, or such Indemnified Party, on the other hand, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent any such action, statement or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include any legal or other fees or expenses incurred by such party in connection with any Proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 7.1(c) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to above. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.





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

SECTION 8.       TERMINATION

                 8.1      TERMINATION

                          This Agreement may be terminated and the
Restructuring Transactions may be abandoned at any time prior to the Closing Date notwithstanding the fact that votes may have been received pursuant to the Prepackaged Plan Solicitation (provided that any such termination shall not relieve any party from liability for a breach of any provision hereof prior to such termination):

                                  (a)  by the unanimous written consent of the
Investors, Grace and the Company;

                                  (b)  by any of the Investors if (i) a
bankruptcy court of competent jurisdiction shall not have approved this Agreement and the Other Documents or any of the Restructuring Transactions in their entirety within sixty days of the filing of the Prepackaged Plan with such bankruptcy court or such later date as may be consented to by the Investors; (ii) any representation, warranty, covenant or agreement of Grace or any REG Entity contained in this Agreement or any of the other Documents shall have been breached in any material respect (other than those qualified by a materiality standard, which shall have been breached in any respect); (iii) the Company's board of directors fails to recommend or withdraws or materially modifies its recommendation of this Agreement, any of the Other Documents or the Restructuring Transactions; or (iv) any of the conditions provided for in
Section 3.1 of this Agreement shall not have been satisfied (or waived in writing by the Investors) or the Closing shall not have occurred on or before the date ninety days after the date on which the Prepackaged Plan Solicitation commenced or such later date as may be consented to by the Investors; or (v) the distributions under the Prepackaged Plan shall not have been made on or prior to February 28, 1994 or such later date as may be consented to by the Investors;

                                  (c)  by the Purchasers if (i) any
representation, warranty, covenant or agreement of Foodmaker or any of its Subsidiaries contained in this Agreement or any of the other Documents shall have been breached in any material respect (other than those qualified by a materiality standard, which shall have been breached in any respect) or (ii) Foodmaker's board of directors fails to recommend or withdraws or materially modifies its recommendation of this Agreement; and

                                  (d)  by the Company if, (i) any
representation, warranty, covenant or agreement of any of the Investors contained in this Agreement or any of the other Documents shall have been breached in any material respect (other than those qualified by a materiality standard, which shall have been breached in any respect) or (ii) Grace does not receive the distributions under the Prepackaged Plan to be received by it under the Prepackaged Plan on or prior to the later of the 180th day following the date on which the Company files a petition for relief under the Bankruptcy Code or the 30th day following the date on which the Confirmation Order becomes non-appealable or such later date as may be consented to by Grace.

                 8.2      EFFECT OF TERMINATION

                          In the event of the termination of this Agreement
pursuant to Section 8.1, this Agreement shall forthwith become void and have no effect and there shall be no liability on the part of any party hereto; provided, however, that Section 2.4 hereof shall survive any termination of this Agreement.

SECTION 9.       MISCELLANEOUS

                 9.1      NOTICES

                          All notices and other communications provided for or
permitted hereunder shall be in writing and shall be deemed given when made.

                          If to the Company or any of the REG Entities:

                                  The Restaurant Enterprises Group, Inc.
                                  18831 Von Karman Avenue
                                  Irvine, California  92715
                                  Attention:  Law Department
                                  Fax No.:    (714) 757-7984

                          with copies to:

                                  Bryant B. Edwards
                                  Latham & Watkins
                                  633 West Fifth Street, Suite 4000
                                  Los Angeles, California  90071-2007

                          If to Foodmaker:

                                  Foodmaker, Inc.
                                  9330 Balboa Avenue
                                  San Diego, California  92123
                                  Attention:
                                  Fax No.: (619) 571-2101

                          with copies to:

                                  Rhonda S. Wagner
                                  Gibson, Dunn & Crutcher
                                  750 B Street, Suite 3300
                                  San Diego, California  92101

                          If to a Purchaser, to the address noted on the signature pages hereto with copies to:

                                  Michael A. Woronoff
                                  Skadden, Arps, Slate, Meagher & Flom
                                  300 South Grand Avenue
                                  Los Angeles, California  90071

or to such other address as any party may have furnished to the other parties in writing in accordance herewith.

                 9.2      SUCCESSORS AND ASSIGNS

                          This Agreement shall be binding upon and shall inure
to the benefit of any and all successors and assigns of the parties hereto. This Agreement may not be assigned by any party, by operation of law or otherwise, without the express prior written consent of each of the other parties, which consent may be granted or withheld in each such party's sole discretion; provided, however, that no such consent shall be necessary in connection with an assignment by a Purchaser to any Related Person of such Purchaser. "Related Person" of any Purchaser means any affiliate of such Purchaser or any investment fund, investment account or investment entity whose investment manager, investment advisor, or principal thereof, is such Purchaser, an affiliate of such Purchaser or an investment manager, investment advisor or principal of such Purchaser or affiliate. Notwithstanding any assignment of this Agreement, the assignor shall remain liable hereunder.

                 9.3      AMENDMENT AND WAIVER

                          This Agreement may be amended, modified or
supplemented, and waivers or consents to departures from the provisions hereof may be given, provided that the same are in writing and signed by each party hereto.

                 9.4      COUNTERPARTS

                          This Agreement may be executed in any number of
counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

                 9.5      HEADINGS

                          The headings in this Agreement are for convenience of
reference only and shall not limit or otherwise affect the meaning hereof.

                 9.6      GOVERNING LAW

                          THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN
ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

                 9.7      ENTIRE AGREEMENT

                          This Agreement, together with the other Documents is
intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein and therein.

                 9.8      ATTORNEYS' FEES

                          In any action or proceeding brought to enforce any
provision of this Agreement or the other Documents, or where any provision hereof or thereof is validly asserted as a defense, the prevailing party, as determined by the court, shall be entitled to recover reasonable attorneys' fees in addition to any other available remedy.

                 9.9      SEVERABILITY

                          If any term, provision, covenant or restriction of
this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, illegal, void or unenforceable.

                 9.10     LEGEND

                          Upon original issuance thereof, and until such time
as the same is no longer required under the applicable requirements of the Securities Act, each certificate evidencing the Shares (and all securities issued in exchange therefor or substitution thereof) shall bear a legend in substantially the following form:

                 THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SECURITIES MAY NOT BE OFFERED, SOLD, OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT PURSUANT TO (i) A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES WHICH IS EFFECTIVE UNDER SUCH ACT, (ii) RULE 144 UNDER SUCH ACT, OR (iii) ANY OTHER EXEMPTION FROM REGISTRATION UNDER SUCH ACT RELATING TO THE DISPOSITION OF SECURITIES.

                 9.11     SURVIVAL

                          All representations, warranties and covenants
contained in this Agreement will survive the Closing.

                 9.12     FURTHER ASSURANCES

                          Each party hereto agrees to use all reasonable
efforts to obtain all consents and approvals, and to do all other things, necessary for the transactions contemplated by this Agreement on or prior to the Termination Date. The parties agree to take such further action and to deliver or cause to be delivered to each other at the Closing and at such other times thereafter as shall be reasonably agreed by such additional agreements or instruments as any of them may reasonably request for the purpose of carrying out this Agreement and the agreements and transactions contemplated hereby and thereby.

                 9.13     THIRD PARTY BENEFICIARY

                          The provisions hereof have been and are made solely
for the benefit of the parties hereto and each of the Indemnified Parties, and their respective successors and assigns, and no other person shall acquire or have any right hereunder or by virtue hereof.

                 9.14     EQUITABLE REMEDIES

                          Each party hereto acknowledges and agrees that
irreparable harm, for which there may be no adequate remedy at law and for which the ascertainment of damages would be difficult, would occur in the event any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Each party hereto accordingly agrees that each other party hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement, or any agreement contemplated hereunder and to enforce specifically the terms and provisions hereof or thereof in any court of the United States or any state thereof having jurisdiction, in each instance without being required to post bond or other security and in addition to, and without having to prove the inadequacy of, other remedies at law.

                          IN WITNESS WHEREOF, the Parties have caused this
Agreement to be duly executed and delivered as of the date first above written.

                                        THE RESTAURANT ENTERPRISES GROUP, INC.

                                        By:     Martin M. Casey
                                        Title:  Executive Vice President

                                        FOODMAKER, INC.

                                        By:     Jack W. Goodall, Jr.
                                        Title:  President

                                        CHI-CHI'S, INC.

                                        By:     Jack W. Goodall, Jr.
                                        Title:  President

GREEN EQUITY INVESTORS, L.P.

By:     Jon D. Sokoloff
Title:  General Partner

Address for Notice:

333 South Grand Avenue
Suite 5400
Los Angeles, CA  90071

Telephone:  (213) 625-0005
Telecopy:   (213) 625-2043

Number of Shares
being Purchased:  187,500

APOLLO ADVISORS, L.P.
on behalf of one or more managed entities

By:  Apollo Capital Management, Inc.
     Its General Partner

By:     Peter Copses
Title:  Vice President

Address for Notice:

1999 Avenue of the Stars
Suite 1900
Los Angeles, CA  90067

Telephone:  (310) 201-4100

Telecopy:   (310) 201-4199

Number of Shares
being Purchased: 406,250





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